Exhibit 99.1

CS DIAGNOSTICS CORP.

State of Incorporation: Wyoming
I.R.S. Employer Identification No.: 20-1290331
Principal Executive Offices:
1603 Capitol Avenue, Suite 413, Cheyenne, WY 82001, USA

+1 (307) 395 7333

www.csdcorp.us

info@csdcorp.us

Securities to be registered pursuant to Section 12(b): None
Securities to be registered pursuant to Section 12(g): Common Stock, $0.00001 par value

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	4

Business	4

Overview	4
Corporate History	5
Reverse Merger	5
Affiliated Companies	6
Products	7
CS Protect-Hydrogel	7
MEDUSA (Long-Acting Disinfectant)	9
Plan of Operations	11
Leased Offices	11

RISK FACTORS	11

Risks Related to the Company	11
Risks Related to Company’s Business and Operations	15
Risks Related to being a Publicly Traded Company	21
Risks Related to the Industry	24
Additional Risks	24

SECURITY OWNERSHIP	25

Beneficial Owners and Management	25

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	27

Directors and Officers	27
Thomas Fahrhoefer, 55	27
Mohammad EsSayed, 47	27
Sabrina Kummer Godehardt, 45	27
Janel Luzana, 41	28
Mahmoud A. Al-Sayyed, 54	28
Dr. Ralf Herwig, 60	28
Executive Compensation	28
Limitation of Liability and Indemnification	29
Stock and Stock Option Issuances in 2023 and 2024	30
Related Party Transactions	31
License Agreements	31
Common Ownership and Control	32
Administrative Resources	32

DESCRIPTION OF CAPITAL STOCK	32

Common Stock	32
Preferred Stock	32
Series A Preferred Stock	32
Series B Preferred Stock	33
Series C Preferred Stock	33

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Recent Issuances of Securities	34

CAPITALIZATION	35

Management’s Discussion and Analysis of Financial Condition and Results of Operation (MD&A)	36

Overview and Business Summary	36
Market Risk and Sensitivity Analysis	36
Qualitative Discussion of Market Risk	37
Results of Operations	37
Fiscal Year 2024 Compared to 2023	37
Revenues	38
Operating Expenses	38
Net Income	38
Liquidity and Capital Resources	38
Capital Structure and Cash Position	38
Cash Burn and Going Concern	39
Financing Plans	39
Capital Expenditures and Requirements	39
Critical Accounting Estimates and Judgments	40
Intangible Asset: CS Protect-Hydrogel Valuation	41
Intangible Asset: MEDUSA Valuation	41
Other areas of significant accounting judgment include:	42
Known Trends, Events, and Uncertainties	43
Regulatory Approval and Commercialization Timeline	43
Product Launch and Manufacturing	43
Market Adoption and Competition4	44
Commercial Potential vs. Risks	44
Diversification and Other Products	44
Management and Organizational Changes	45
Macroeconomic and Market Conditions	45
Manufacturing, Suppliers, and Supply Chain Risks	46
Conclusion	46
Going forward

LEGAL PROCEEDINGS	46

SIGNATURES	47

INDEX TO FINANCIAL STATEMENTS	48

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FORWARD-LOOKING STATEMENTS

This Form 10 contains certain statements that discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The words "believe," "expect," "anticipate," "intend," "estimate," "may," "should," "could," "will," "plan," "future," "continue," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, the actual results could differ materially from these forward-looking statements. This registration statement, including the information contained in the Business, Risk Factors, and MD&A sections, has been prepared under the supervision of the Company’s officers and directors, each of whom has reviewed and approved its contents.

Business

Overview

CS Diagnostics Corp. (“CS Diagnostics,” “CSDX,” or the “Company”) is a medical technology and distribution company focused on developing and commercializing therapeutic and preventive solutions aimed at improving patient care and outcomes.

The Company is part of the CS Group, an international healthcare group with affiliated operations in Europe, the Middle East, and the United States. The CS Group consists of CS Diagnostics Pharma GmbH (“CS Pharma”), an entity organized in Germany; CS Interpharm General Trading Co. LLC (“CS Interpharm”), an entity organized in Dubai, United Arab Emirates; CS Diagnostics Corp. (“CSDX”), an entity organized in Wyoming, United States; and CS Istanbul Saglik Ticaret A.S. (“CSI Turkey”), an entity organized in Turkey (collectively, “CS Group”).

CS Pharma has operated since 2006 as a wholesaler of MRI and radiology consumables—such as syringes, tubes, and injectors—and maintains established customer and supplier relationships within the German market. CS Interpharm, founded in 2013, engages in the general trade of MRI and radiology consumables and owns the MEDUSA disinfectant product line marketed throughout the Middle East. CS Pharma and CS Interpharm collectively hold equity interests in CSDX, reflecting CS Group’s integrated cross-border structure.

The Company benefits from this affiliation with CS Group through shared technical expertise and knowledge of comparative regulatory experience to support the Company’s commercialization of its two licensed products—CS Protect-Hydrogel and MEDUSA—in the United States.

CSDX possess the exclusive rights to develop, seek approval for, and commercialize CS Protect-Hydrogel (“Hydrogel”) within the United States, a degradable hydrogel designed to act as a protective spacer during radiation therapy. The Hydrogel is intended to reduce radiation exposure to surrounding healthy tissue and may have potential applications across multiple cancer types. The underlying patent for the Hydrogel is held by DWI – Leibniz-Institut für Interaktive Materialien e.V. (“DWI”). DWI and CS Diagnostics Pharma GmbH (“CS Diagnostics Pharma”) entered into a license agreement granting CS Diagnostics Pharma the exclusive right to use and commercialize the Hydrogel technology. Pursuant to a subsequent agreement, CS Diagnostics Pharma granted CSDX exclusive rights and a license to use, exploit, seek regulatory clearances and commercialize the Hydrogel within the United States. CS Diagnostics Pharma later on was dissolved. Following the dissolution of CS Diagnostics Pharma, all of its rights under the exclusive license agreement with DWI were transferred to CSDX. As a result, CSDX succeeded to CS Diagnostics Pharma’s position as the exclusive licensee of the Hydrogel technology and now holds the full economic and commercial rights associated with the development, regulatory advancement, and commercialization of the Hydrogel product within the United States. Although the underlying Hydrogel patents remain owned by DWI, CSDX now possesses the exclusive U.S. commercialization rights and the corresponding commercial value derived from that license.

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MEDUSA is a proprietary long-acting surface disinfectant product that provides extended antimicrobial protection on treated surfaces. CS Interpharm General Trading Co. LLC (“CS Interpharm”), an affiliate of CSDX, fully owns MEDUSA and currently manufactures (through third party vendors) and distributes MEDUSA in Europe and the Middle East. CS Interpharm grants CSDX an exclusive right and license to use, exploit, seek regulatory clearances and commercialize MEDUSA within the United States.

Looking ahead, the Company’s near-term objective is to secure the necessary regulatory clearances in the United States for both Hydrogel and MEDUSA and to commence full commercial distribution of these products within its licensed territories. The Company expects that successful regulatory authorization and commercialization would enable it to generate operating revenues from product sales and expand its presence in the U.S. healthcare market. The Company is not presently a direct party to any revenue-generating or other commercially material agreements with universities, hospitals, or other medical partners referenced in prior group-level communications. Should such agreements become material to the Company’s business or financial condition in the future, they will be publicly disclosed in accordance with applicable regulatory requirements.

CS Diagnostic Corp. is currently listed on the US OTCQB Markets under the trading symbol “CSDX”, (OTCQB- CSDX).

Corporate History

The Company was originally incorporated in the State of Nevada on September 25, 1996 under the name DWC Installations, Inc. (“DWC Installations”). Following the Plan of Reorganization entered with The Children’s Internet, Inc., which closed on July 3, 2002, the Company subsequently changed its name to The Children’s Internet, Inc. On October 20, 2010, to the Company reincorporated in the State of Wyoming, and on February 15, 2015, the Company changed its name to FlashZero Corp. (“Flashzero”).

Reverse Merger

On April 4, 2022, following the execution of a Securities Purchase Agreement between FlashZero and La pharm GmbH, a German entity (“La pharm”),, FlashZero ceased its prior operations. Thereafter, La pharm continued the business under a new structure and name, CS Diagnostics Corp., reflecting a transformation of the Company’s business model toward medical technology and distribution. On August 3, 2023, the Company changed its name to CS Diagnostics Corp..

Following the execution of the Securities Purchase Agreement between FlashZero and La pharm in April 4, 2022, th following shares were distributed to the Company’s affiliates:

•	CS Interpharm received 15,000,000 common shares;

•	CS Pharma received 60,352,000 common shares, 10 Series A Preferred shares, and 9,989,000 Series B Preferred shares;

•	Euro Gus Group received 20,000,000 common shares; and

•	La pharm received 15,000,000 common shares.

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Subsequently, La pharm merged into CS Pharma, as the surviving entity. As a result of the merger, La pharm ceased to exist as a separate legal entity. For updated and detailed information regarding current share ownership and capital structure, see “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock.”

Affiliated Companies

CS Diagnostics is a member of the “CS Group,” an international healthcare group with operations in Europe and Middle East. The members of CS Group are as follows (collectively, “CS Group”):

•	CS Diagnostics Pharma GmbH (“CS Pharma”), an entity organized in Germany;

•	CS Interpharm General Trading Co. LLC (“CS Interpharm”), an entity organized in Dubai, United Arab Emirates;

•	CS Diagnostics Corp. (“Company” or “CSDX”), an entity organized in Wyoming, United States; and

•	CS Istanbul Saglik Ticaret A.S. (“CSI Turkey”), an entity organized in Turkey.

CS Pharma, based in Germany, has owned, manufactured, and distributed magnetic resonance imaging (MRI) radiology products and related medical devices since 2006 throughout Europe and the Middle East.. CS Pharma previously served as the exclusive distributor of the first-generation SpaceOAR® hydrogel spacer in Germany and Austria pursuant to an Exclusive International Distribution Agreement with Augmenix, Inc. dated June 15, 2011. Augmenix was later acquired by Boston Scientific, which subsequently terminated the distribution agreement. During the term of that agreement, CS Pharma was contractually restricted from marketing or selling competing products in the designated territory. These restrictions did not survive the termination of the agreement, and no ongoing obligations remain in effect for CS Pharma, the Company, or any of its affiliates.

CS Pharma currently holds a majority of the Company’s outstanding Common Stock, as well as all of the issued and outstanding Series A Preferred Stock and a majority of the Series B Preferred Stock. Each of these securities carries voting rights and, collectively, provides CS Pharma with majority voting power in the Company. See Description of Capital Stock and Capitalization. The ultimate beneficial owner of CS Pharma is our President and Chief Executive Officer, Mr. Thomas Fahrhoefer. For illustration purposes, our beneficial ownership chart is as follows:

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CS Interpharm, based in Dubai, United Arab Emirates, has operated since 2013 as a general trading company focused on MRI and radiology consumables and is also the owner of the MEDUSA disinfectant product line. While the Company draws on the experience of its affiliates and industry experts, it is not currently party to any material agreements with universities or medical partners.

The Company currently has a licensing agreement in place with CS Interpharm General Trading Co. LLC, granting the exclusive rights to distribute one of our products, MEDUSA. See Related Party Transactions for additional information regarding this agreement.

Products

The Company does not currently manufacture or market any proprietary products. The Company intends to conduct its business primarily through the licensing and commercialization of products developed, licensed, and, or owned by its affiliated entities within the CS Group. These include, among others, (i) Hydrogel, a specialty gel formulation used in radiology and imaging applications, and (ii) MEDUSA, a disinfectant product line marketed in the Middle East by CS Interpharm. The Company has existing license agreement with its affiliates granting CSDX the rights to market, distribute, and further develop the Hydrogel and MEDUSA products in the United States. The implementation of these licenses and related commercialization activities remains subject to applicable regulatory approvals and licensing requirements in the United States.

CS Protect-Hydrogel

This product is a tissue spacer gel for use in radiation therapy, designed to separate healthy tissue from malignant tissue during treatment. Hydrogel is an injectable “organ spacer” initially targeted for prostate cancer radiotherapy, where it increases the distance between the prostate tumor and the rectum to reduce radiation damage to healthy tissue. CS Pharma was previously the European distributor for the first-generation spacer (SpaceOAR®) and has leveraged that experience to develop Hydrogel as a second-generation spacer with significant improvements, unlike the incumbent product (now marketed by Boston Scientific Corporation after its $500 million acquisition of Augmenix, Inc. in 2018). CS Pharma is no longer the distributor for SpaceOAR since Boston Scientific’s acquisition of Augmenix. Therefore, SpaceOAR is now a competing product of Hydrogel since it no longer distributes SpaceOAR.

Hydrogel is ready-to-use (pre-mixed in a sterile package) rather than requiring on-site mixing by clinicians. This improves hygiene and ease of use, eliminating a potential contamination step and simplifying application. Moreover, Hydrogel’s molecular structure and properties enable it to be used in multiple cancer types beyond prostate cancer – e.g. cervical, esophageal, bladder, and breast cancer – whereas the competitor’s spacer gel is approved exclusively for prostate use. Management believes these unique advantages (broader applicability, improved safety and convenience) give Hydrogel a strong unique selling proposition (USP) in the tissue space market. Management believes that Hydrogel, if successfully approved by the applicable regulatory authorities, may have potential advantages in usability and applicability across multiple cancer types. However, there can be no assurance that regulatory approval will be obtained in a timely manner, or at all, or that the product will achieve market acceptance. The commercial launch will entail significant costs for clinical trials, regulatory approvals, and marketing efforts in each target jurisdiction. On March 2025 the company announced the appointment of a dedicated employee to pursue an FDA approval for the Hydrogel. Completion of these trials and studies does not necessarily mean that Hydrogel will receive FDA approval.

Unique Selling Proposition (USP) of CS Protect Hydrogel

It is the belief of management that Hydrogel is a more advanced hydrogel both from the molecular structure, chemical physical properties and medical applications. The molecular structure of SpaceOAR predominately consists of water and polyethylene glycol (PEG).

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Hydrogel has the following practical, hygienic, medical and economic advantages:

a.	Hydrogel is supplied in a "ready-to-use" format, allowing immediate application upon removal from its sterile packaging. This eliminates additional preparation or assembly steps, reduces the risk of contamination risk of contamination, and avoids introducing another hygenic risk area within the treatment environment.

b.	Based on management’s internal cost modeling, Hydrogel is expected to be manufactured at a lower unit cost than current market alternatives (such as SpaceOAR®), providing flexibility in pricing strategy once regulatory clearance is obtained. The Company has not yet commercialized Hydrogel, and these estimates are based on internal production data and comparisons to publicly available market pricing.

c.	No risk of wrong mixture (especially wrong sequence) and therefore no potential patient's missed appointment.

d.	Extended application range; besides prostate cancer also for cervical, esophageal, bladder and breast cancer.

e.	Lower personnel costs during treatment due to the elimination of assistance for mixing the hydrogel.

f.	Lower room utilization costs per patient as there is no longer a risk of patients having to be treated again due to incorrect mixtures (higher number of patients per treatment room) lower cleaning costs due to the ready-to-use principle.

g.	Fewer lawsuits and/or insurance claims due to incorrectly mixed hydrogels requiring the patient to be treated again.

h.	Lower purchase price as for the competitor product.

i.	The molecular structure of CS Protect-Hydrogel enables adjustment of its solid-state duration before dissolution by body fluids. This variability allows the hydrogel to be adapted for different radiation therapy regimens, which vary in session number and duration across cancer types.

j.	The Company expects that the U.S. Food and Drug Administration (FDA) will classify CS Protect-Hydrogel as a Class II medical device, subject to clearance through the 510(k) premarket notification process.

Laboratory Studies

Between 2020 and 2023, Hydrogel underwent molecular development and stability testing (in vitro) and animal testing (in vivo) at the Technical University of Aachen and the DWI Leibniz Institute in Germany. These studies were sponsored by CS Diagnostics Pharma. Human clinical testing has not yet been conducted and will only proceed if required by regulatory authorities. The studies demonstrated that, unlike first-generation hydrogels requiring complex assembly in the operating room, Hydrogel is designed as a ready-to-use formulation. This characteristic may reduce the risks of assembly errors, minimize procedure time, and limit contamination risk. The molecular flexibility of the formulation may also allow use across multiple cancer types. However, these results are limited to laboratory and animal studies, and no assurance can be given that regulatory approval will be obtained or that these characteristics will translate into clinical outcomes.

Regulatory Matters and Compliance

Hydrogel is a medical device and requires registration or approval by the respective governmental authorities, in particular the Food and Drug Administration (FDA) in the USA or the German Federal Institute for Drugs and Medical Devices (BfArM) after CE testing and certification in Germany. Registration or approval is preceded by a testing procedure. The Company has engaged Lachman Consultants to advise on the preparation of this submission. The process generally includes: (i) identification of a legally marketed predicate device; (ii) preparation of draft labeling and instructions for use; (iii) submission of technical comparisons to the predicate device; and (iv) completion of required bench, biocompatibility, and performance testing. In addition, approval by BfArM under the European Medical Device Regulation will be required for marketing in Germany and other European jurisdictions. The Company notes that separate regulatory approvals may be required for each specific cancer indication for which marketing authorization is sought. No human clinical studies have been initiated to date; such studies will be conducted only if requested by the relevant regulatory authorities. Management has been advised by its regulatory consultants that the general timeline for FDA clearance of Hydrogel in the United States may range from approximately 6 to 12 months and, in Germany, approximately 6 to 8 months for testing procedures and registration with BfArM. These estimates are based on standard review periods and are subject to significant uncertainty. Actual timing may differ materially, and there can be no assurance that approval will be obtained within these timeframes, or at all. See Risks—Related to Regulatory Approval and Management’s Discussion and Analysis—Regulatory Approval and Commercialization Timeline.

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Intellectual Property (Patent) Registration

An international patent application has been filed under the Patent Cooperation Treaty (“PCT”) for DWI - Leibniz-Institut Für Interaktive Materialien E.V., with the World Intellectual Property Organization (“WIPO”), Application No. PCT/EP2024/058243, filed in the European Patent Office (“EPO”) as receiving office, on March 27, 2024. The application was published by WIPO as WO2024/200506. The underlying Hydrogel concept and formulation were originally developed and invented by Mr. Thomas Fahrhoefer, who subsequently collaborated with DWI to advance the technology. The patent application was prepared and filed by the Company’s outside patent counsel, Paul & Albrecht, on behalf of the patent owner. The application relates to degradable hydrogel technology intended for use as a spacer in radiotherapy. If granted, national and regional phase entries would provide potential patent protection in multiple jurisdictions, with a maximum term of 20 years from the filing date.

CS Pharma has entered into an exclusive licensing agreement with DWI granting CS Pharma full rights and authority to use, manufacture, and commercialize the Hydrogel product. Pursuant to a separate agreement between CS Pharma and CSDX, CS Pharma has granted CSDX the exclusive rights to market, distribute, and further develop Hydrogel within the United States and other designated territories. The effectiveness of CSDX’s licensing rights remains subject to applicable regulatory clearances and product registration requirements in the United States, where commercialization is planned.

MEDUSA (Long-Acting Disinfectant)

MEDUSA is a proprietary surface disinfectant product developed by CS Interpharm that is designed to provide extended antimicrobial protection. Laboratory studies conducted at independent facilities in Europe and the Middle East indicate that MEDUSA forms a polymer film on treated surfaces that retains measurable antimicrobial activity for up to ten days after application, whereas alcohol-based disinfectants typically remain active for only minutes.

The presence of MEDUSA on a treated surface can be verified by color-changing test strips that react with the residual polymer film. A visible color change confirms that the disinfectant coating remains in place, although these strips do not measure microbial counts directly. Because MEDUSA adheres to surfaces, its antimicrobial effect has been observed to persist even when surfaces come into contact with organic material such as dust or skin oils, unlike many alcohol-based disinfectants that lose effectiveness under such conditions.

While laboratory testing has demonstrated a reduction in microbial activity compared to controls, these findings are limited to in vitro studies. MEDUSA has not yet received regulatory approval in the United States, and there can be no assurance that laboratory results will be confirmed in commercial use or that regulatory approvals will be obtained in a timely manner, or at all. The Company intends to pursue registration with the EPA, which requires extensive chemistry, toxicology, and environmental data.

Laboratory Studies

Laboratory studies of MEDUSA have been conducted at METS UAE Laboratory, the Fraunhofer Institute Testing Laboratory, and an independent Bacteria and Fungi Testing Laboratory in Germany. These studies were sponsored by CS Pharma and CS Interpharm. The studies compared MEDUSA to alcohol-based disinfectants, which typically demonstrate 8–15 minutes of effectiveness. No human testing has been conducted.

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To evaluate MEDUSA’s disinfectant activity after ten days of surface application, sterilized metal test surfaces were sprayed with MEDUSA perpendicularly from a distance of approximately 20 cm (one pump per application). Control surfaces were sprayed with phosphate-buffered saline (PBS1) only. All test surfaces were stored under sterile conditions at room temperature for ten days. After this period, 50 μL2 of test organisms were applied to the surfaces and incubated at room temperature for 15 minutes. A 1 mL neutralizing solution was then added to stop the activity of MEDUSA. The disinfectant effect was assessed by measuring the reduction in colony-forming units (CFU) for bacteria and fungi or plaque-forming units (PFU) for viruses, compared to untreated controls. A ≥ 5 log reduction3 for bacteria or a ≥ 4 log reduction3 for viruses and yeasts/fungi was considered a positive effect.

After 10 days the test solutions of MEDUSA conferred a strong, limited virucidal (ability to kill or inactivate viruses) effect to the surface, demonstrating a greater than 6-log reduction3 in PFU of Phi-64. A slight reduction in CFU for gram-positive bacteria, gram-negative bacteria and yeasts/fungi was noted. While the necessary log reductions3 to denote bactericidal (able to kill bacteria) or yeasticidal (able to kill yeast, which is a type of fungus, like the one that causes yeast infections or makes bread rise) properties were not obtained, a mild reduction was observable, nonetheless. While these results suggest MEDUSA may offer longer-lasting disinfection than standard alcohol-based products, there can be no assurance that future regulatory reviews or commercialization will confirm these outcomes.

After 10 days on the surface, MEDUSA retained strongly virucidal properties against an enveloped virus5, Phi-64.

MEDUSA is fully authorized for sale in the European markets and in the United Arab Emirates, with manufacturing facilities located in UAE, Turkey, and United Kingdom. In June 2025, the Company initiated discussions with an EPA-registered agent to be gain knowledge on pursuing marketing for MEDUSA within the US market.

Regulatory Matters

The Company is preparing a submission of its disinfectant product, MEDUSA, to the EPA. This process will involve registration of Polyquat DMA/E 50 as a new active ingredient for non-food contact uses with residual antimicrobial activity, together with applications for end-use products incorporating this active ingredient. The EPA review process requires extensive chemistry, toxicology, ecotoxicology, and environmental fate data.

The Company has a tentative engagement agreement with Technology Sciences Group Inc. (dba Sagentia Regulatory) (“Sagentia”) to support EPA regulatory strategy. Following FDA clearance of Hydrogel, the Company intends to evaluate the commercial and regulatory pathways for MEDUSA and, if appropriate, proceed with a formal engagement under this agreement for Sagentia to advise on EPA submissions and compliance requirements.

MEDUSA is expected to be regulated under the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), administered by the EPA. Before the product may be marketed in the United States, the Company must obtain EPA registration and ensure that all manufacturing facilities are registered as EPA establishments. Ongoing compliance with environmental regulations may require periodic reporting, product testing, and labeling review. Failure to comply with applicable EPA or state requirements could result in civil penalties, product recalls, or suspension of registration.

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1 Phosphate-Buffered Saline (PBS) – a salty water solution that matches the salt levels in the human body. Scientists use it to keep cells and viruses in a natural, stable condition during experiments.

2 Symbol for microliter. 1 microliter = 1 millionth of a liter.

3 "Log reduction" is a way scientists measure how much a treatment (like a disinfectant) reduces the number of germs. Each "log" means a tenfold (10 times) reduction in the number of germs. 1 log reduction = 90% fewer germs (10 times less). 2 log reduction = 99% fewer germs (100 times less). 5 log reduction = 99.999% fewer germs (102,510 times less). 6 log reduction = 99.9999% fewer germs (1,002,510 times less).

4 A type of virus often used in lab experiments. Scientists like using it because it has a similar "envelope" (outer coating) to human viruses like flu or coronavirus, so it’s a safe substitute to test disinfectants.

5 Some viruses have an extra outer coating (envelope) made of fat and proteins. This coating makes them more sensitive to disinfectants, because the envelope can be destroyed. Examples: flu virus, HIV, coronavirus are enveloped viruses.

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Plan of Operations

Over the next 12 months, the Company plans to focus on obtaining the necessary regulatory clearances and establishing the operational framework required to commercialize the Hydrogel and MEDUSA product lines in the United States. This includes (i) coordinating with CS Pharma and CS Interpharm to complete product testing and documentation in support of FDA and related registrations, (ii) engaging qualified regulatory consultants and distributors to facilitate U.S. market entry, and (iii) initiating discussions with potential strategic partners, hospitals, and imaging centers for pilot distribution. During this period, the Company expects to incur expenses related primarily to regulatory compliance, professional services, and business development activities. The Company does not expect to generate material revenue until the required approvals are obtained and initial distribution agreements are in place.

For additional information regarding the Company’s financial position and anticipated funding needs, see also “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Leased Offices

The Company does not directly lease an office space. The Company maintains a registered office for administrative and correspondence purposes located at 1603 Capitol Avenue, Suite 413, Cheyenne, Wyoming 82001, which serves as its principal executive office.

The Company does not own or operate any physical facilities. Certain administrative and operational functions may be supported by its affiliates, particularly CS Interpharm, which maintains leased offices in the ordinary course of business for the CS Group’s international operations. CS Interpharm is the lessee under three offices that are used for general administrative purposes:

•	City of Neuss in Germany (headquarter)

•	City of Bruckmühl in Germany

•	Dubai, United Arab Emirates

You can find more information about our business on our website at: http://csdcorp.us/

RISK FACTORS

Investing in our company’s securities involves a high degree of risk. You should carefully consider and review the risks described below, together with all other information included or referred to in this report before purchasing our shares. There are also numerous risks and uncertainties that are not known to us as of the time of this report and we might not consider its significance, which could adversely affect our business, financial condition, or results of operations. In such event, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to the Company

We expect to incur operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability.

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We anticipate incurring operating losses until we generate sufficient revenue from our operations. Achieving profitability depends on our ability to ensure our products function as intended, gain market acceptance, and successfully develop and launch additional products and, or services. We cannot guarantee that we will generate sales or reach profitability. As a result, we cannot predict the extent of future losses or how long it may take to achieve profitability, if at all.

We may need to raise additional funds to finance our capital requirements, which is dilutive to your investment.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development, and competition. We may need to raise additional funds to finance our capital requirements through private or public financing before such point for a variety of reasons, including our inability to achieve more substantial revenue operations as we anticipated, and to achieve a profitable level of operations. Such financing could include equity issuances, which could dilute existing shareholders’s share value, or debt financing, which may impose restrictions on our operations, including limitations on our ability to pursue acquisitions or incur additional indebtedness. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to delay or scale back our regulatory, marketing, and distribution activities, or otherwise materially reduce our operations. Any inability to raise adequate funds could have a material adverse effect on our business, results of operations, and financial condition.

We may not be able to attain profitability without additional funding, which may be unavailable.

We have limited capital resources. Unless we begin to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Our lack of history makes evaluating our business difficult.

We have a limited operating history and we may not sustain profitability in the future. In order to obtain and sustain profitability, we must:

-	compete with larger, more established competitors;

-	build, maintain, and enhance our portfolio of healthcare-related products as well as our overall brand recognition; and

-	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance.

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Our Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Bylaws generally limit our officers’ and directors’ personal liability to the Company for breach of fiduciary duty except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Wyoming Business Corporation Act against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. Shareholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Our management and key decision-makers are located outside the United Staes, which may create operational and regulatory challenges.

The Company’s executive management and key decision-makers are located outside the United States. As a result, the Company’s ability to effectively manage operations, maintain direct oversight of U.S. compliance matters, and respond promptly to regulatory or administrative issues may be affected by differences in time zones, business practices, and legal systems. In addition, because certain officers and directors reside outside the United States, it may be difficult or impossible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them. These factors could limit investors’ legal recourse and create additional administrative or operational risks for the Company.

We rely on financial support from our affiliates, and the withdrawal or reduction of such support could adversely affect our operations.

The Company currently relies on financial support from its affiliates within the CS Group to fund its operating expenses and regulatory activities. The Company does not yet generate revenue independently and may continue to depend on such affiliate funding until its commercial operations are established. There is no assurance that this financial support will continue at current levels or at all. If any affiliate were to reduce, delay, or discontinue its financial assistance, the Company may be unable to meet its obligations, pursue regulatory approvals, or execute its business plan. The loss or limitation of affiliate support could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Our internal controls and financial reporting procedures may not be adequate as we transition to becoming a public reporting company.

CS Group has historically operated as a private entity with limited accounting and financial reporting personnel and procedures. As we transition to becoming a public reporting company, we are subject to additional regulatory, accounting, and reporting requirements under the Securities Exchange Act of 1934. Our existing internal controls, systems, and procedures may not be sufficient to ensure timely and accurate financial reporting or compliance with the requirements of the Sarbanes-Oxley Act of 2002. Establishing and maintaining effective internal controls will require significant time, resources, and management attention. If we are unable to design and implement effective controls and procedures, we may be unable to meet our reporting obligations, and our financial statements could contain material misstatements, which could adversely affect investor confidence and the market value of our securities.

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We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees who are located within the United States, our business could suffer. A significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product development, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

The manufacturers, vendors, and suppliers of our licensed products contract directly with our affiliates, not with us, which could limit our control and expose us to operational and legal risks.

The Company’s licensed products, Hydrogel and MEDUSA, are manufactured, packaged, and supplied by third parties under contracts held by its affiliates within the CS Group. Because the Company is not a direct party to these agreements, it has limited ability to enforce the terms of such contracts or to ensure continued performance by the manufacturers, vendors, or suppliers. Any breach, nonrenewal, or modification of these contracts by our affiliates or their counterparties could disrupt the supply of our products, delay commercialization efforts, or increase costs.

In addition, the Company’s reliance on affiliates to manage key supplier relationships may result in conflicts of interest or differing business priorities between the Company and its affiliates. If our affiliates fail to maintain good standing with these counterparties or experience operational or financial difficulties, our access to critical manufacturing and supply arrangements could be adversely affected. Any such disruption could materially harm our business, operating results, and financial condition.

Any product defect, contamination, or labeling non-compliance could result in recalls, regulatory sanctions, or litigation.

The Company’s licensed products, Hydrogel and MEDUSA, are subject to stringent quality control and labeling requirements under U.S. and foreign regulations, including oversight by the FDA, EPA, and corresponding international authorities. Any actual or perceived defect, contamination, or labeling error in these products could result in mandatory or voluntary recalls, import detentions, or enforcement actions by regulatory agencies. In addition, the Company or its affiliates could face product liability claims, customer disputes, or reputational harm arising from product performance or safety issues.

Because the Company relies on affiliates and third-party manufacturers for production and quality assurance, it has limited direct oversight of the manufacturing process. Failure by any of these parties to maintain compliance with applicable manufacturing or labeling standards could disrupt operations, result in costly corrective actions, and materially and adversely affect the Company’s business, results of operations, and financial condition.

Our ability to deliver products depends on third-party shipping, logistics, and warehousing providers.

The Company relies on third-party vendors for the storage, handling, and transportation of its products. Because the Company does not maintain its own distribution or warehousing facilities, any delay, disruption, or service failure by these providers could impair our ability to fulfill orders or meet customer expectations. Factors such as shipping delays, port congestion, customs clearance issues, labor shortages, or transportation cost increases could materially affect our delivery schedules and operating expenses.

In addition, these third-party providers are subject to their own operational, financial, and regulatory risks, which are beyond the Company’s direct control. Any disruption in their operations—whether due to equipment failure, compliance issues, or financial distress—could result in lost sales, increased costs, or reputational harm. Such events could materially and adversely affect our business, results of operations, and financial condition.

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Negative publicity involving our affiliates or products could harm market acceptance and sales.

The Company’s reputation and the commercial success of its products depend in part on the perception of its affiliates and their brands. Because Hydrogel and MEDUSA are licensed from affiliated companies, any negative publicity, regulatory action, or adverse event involving those affiliates—or the products themselves—could materially impact the Company’s reputation and ability to attract customers. Allegations of product defects, regulatory noncompliance, or unethical business practices by affiliates, even if unfounded, may damage the credibility of the Company’s products in the marketplace.

Public perception plays a significant role in the healthcare industry, where trust, safety, and brand reputation are critical to product adoption. Any adverse media coverage or reputational harm affecting our affiliates or products could reduce demand, result in the loss of customers or distribution partners, and have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to Company’s Business and Operations

Adverse economic or other conditions in the markets in which we operate could negatively affect demand for our products and overall operating results.

Our operating results are dependent upon our ability to successfully commercialize and distribute our licensed products. If we are unable to generate sufficient revenues to meet our cash requirements—including operating expenses, regulatory costs, and working capital needs—our financial condition and results of operations could be materially and adversely affected.

The following factors, among others, may negatively impact our operating performance:

-	overall national and global economic conditions, including inflation, supply chain disruptions, or changes in healthcare spending;

-	delays or increased costs associated with regulatory approvals;

-	changes in demand for diagnostic and medical consumable products or the introduction of competing technologies;

-	reliance on third-party manufacturers and logistics providers located outside the United States;

-	changes in government policies, import duties, or healthcare regulations;

-	natural disasters, public health crises, or geopolitical events that disrupt supply chains or distribution; and

-	changes in tax laws or trade policies that increase the cost of doing business.

Our future revenue and reputation may be affected by litigation or other liability claims.

We have not procured a general liability insurance policy for our business. To the extent that we suffer a loss of a type which would normally be covered by general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our products.

We have limited marketing capability.

We have limited marketing capabilities and resources. In order to achieve market penetration, we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our licensed products. Our ability to penetrate the market and build our client base will be substantially dependent on our marketing efforts. Our failure to successfully develop our marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on our business, operating results and financial condition. Further, there can be no assurance that, if developed, such marketing capabilities will lead to sales of our products and services.

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Our investments in product research and development may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

A key component of our growth strategy is to remain open to exploring new and innovative healthcare supplies or medical consumable products through potential acquisitions, licensing arrangements, or joint ventures. As of the date of this filing, the Company has not entered into any definitive transactions or material agreements related to these initiatives. These opportunities, if pursued, are intended to complement the Company’s current focus on oncology supportive care, infection control, and regulatory distribution services, which are presently conducted by the Company’s affiliates in Europe and the MENA region, and not by the Company in the United States. However, our ability to identify, evaluate, and successfully integrate such opportunities is uncertain, and any such activities will be subject to significant risks, including:

•	our inability to obtain financing for acquisitions or partnerships on acceptable terms, or at all; and, or

•	competition from more established and better-capitalized healthcare-related companies.

Delays or denials in obtaining regulatory approvals from the FDA or EPA could materially affect our ability to commercialize our licensed products.

Our business strategy depends on obtaining and maintaining regulatory approvals from the U.S. Food and Drug Administration (“FDA”) and the Environmental Protection Agency (“EPA”) for the Hydrogel and MEDUSA product lines before they can be imported, marketed, or sold in the United States. The approval process is often lengthy, costly, and unpredictable. Regulatory agencies may require additional data, impose new testing requirements, or delay approval due to factors outside of our control. If such approvals are delayed or not obtained, the Company’s anticipated growth and financial performance could be materially affected. Even if approvals are obtained, they may be subject to limitations, ongoing compliance obligations, or post-market requirements that could increase costs or restrict marketing activities. Failure to obtain, maintain, or comply with regulatory approvals could have a material adverse effect on our business, results of operations, and financial condition.

If we fail to effectively manage operational growth as we expand our commercialization activities, our business and results of operations may be adversely affected.

As the Company transitions from a development-stage enterprise to active commercialization of its licensed products, it will be required to expand its operational, financial, and compliance capabilities. Managing relationships with multiple affiliates, third-party manufacturers, logistics providers, and regulatory consultants will place increasing demands on our management and systems. If we fail to develop and maintain appropriate operational controls, quality assurance processes, and financial reporting systems, our ability to manage growth effectively may be impaired.

In addition, as the Company increases its reliance on external personnel and service providers, it must ensure effective coordination and oversight. Failure to do so could result in product delays, compliance issues, or reputational harm. Any inability to effectively manage these growing operational requirements could materially and adversely affect our business, financial condition, and results of operations.

We operate in both established and emerging markets, and demand for our products in these markets is uncertain.

The Company intends to distribute and commercialize its licensed Hydrogel and MEDUSA products in both established and emerging markets. Although these products are currently approved and marketed in certain jurisdictions, the Company has limited experience in introducing and promoting them under its own brand or through new distribution channels. Market acceptance in each territory will depend on factors such as regulatory approval, pricing, distribution efficiency, and the willingness of healthcare providers to adopt new suppliers or formulations.

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The Company’s market research to date has been conducted primarily by internal personnel and through its affiliates, and the Company has limited data regarding potential sales volumes, pricing dynamics, or customer demand in the United States and other target markets. As a result, the Company cannot predict the rate or extent of market acceptance for its products.

In addition, both the diagnostic and disinfectant product markets are highly competitive and evolving, with frequent entry of new suppliers and technologies. If demand for our products fails to develop as anticipated, develops more slowly than expected, or if competing products gain greater market share, our business, operating results, and financial condition could be materially and adversely affected.

We depend on the reputation, relationships, and market presence of our affiliates to introduce our products into new markets.

The Company’s initial commercialization strategy relies heavily on the established reputation, customer relationships, and distribution networks of its affiliates within the CS Group, including CS Pharma and CS Interpharm. These affiliates have operated in the radiology and medical supply sectors for several years and maintain established supplier and customer relationships in Europe and the Middle East. The Company’s ability to successfully introduce its products into new markets, including the United States, depends in part on leveraging these existing relationships.

If our affiliates experience operational difficulties, reputational issues, or changes in ownership or management, the Company’s access to their distribution channels and expertise could be disrupted. In addition, there can be no assurance that our affiliates will continue to allocate resources or provide the same level of support to the Company in the future. Any such reduction in cooperation or reputational harm affecting our affiliates could materially and adversely impact our market entry, brand perception, and overall business performance.

Our reliance on affiliates and third parties located outside the United States subjects us to foreign operational, regulatory, and compliance risks.

The Company depends on its affiliates and third-party partners located in Europe and the Middle East for the manufacturing, packaging, and shipment of its licensed products. As a result, the Company’s operations are subject to the risks typically associated with conducting business internationally, including logistical challenges, currency fluctuations, supply chain disruptions, changes in import and export regulations, and the potential imposition of tariffs or trade restrictions.

In addition, the Company’s affiliates and suppliers operate under foreign legal and regulatory frameworks that may differ significantly from those in the United States. The Company must ensure that its products are manufactured, labeled, and handled in compliance with both U.S. and foreign standards, including those imposed by the FDA, EPA, and corresponding international authorities. Any failure by an affiliate or supplier to comply with applicable laws or maintain required certifications could result in regulatory delays, product seizure, or reputational harm to the Company. These factors could materially and adversely affect the Company’s business, results of operations, and financial condition.

We face significant competition from established companies with greater resources and market presence.

The markets for diagnostic consumables and disinfectant products are highly competitive and characterized by the presence of large, well-capitalized companies with established brands, distribution networks, and customer relationships. Many of our potential competitors have substantially greater financial, technical, regulatory, and marketing resources than we do. These competitors may have existing relationships with hospitals, imaging centers, and distributors that could make market entry more difficult for us.

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We also expect competition from new market entrants offering similar or substitute products, including lower-cost or private-label alternatives. Competitive pressures may result in pricing reductions, loss of market share, or reduced margins. While the Company believes its affiliation with the CS Group and its access to established product lines such as Hydrogel and MEDUSA provide competitive advantages, there can be no assurance that we will be able to achieve or maintain a meaningful market position. Increased competition or the introduction of new products by others could have a material adverse effect on our business, operating results, and financial condition.

Our affiliate’s prior distribution of competing products, SpaceOAR, could indirectly expose us to litigation or reputational risks.

One of the Company’s affiliates previously distributed the SpaceOAR product, a first-generation hydrogel spacer used in radiology and related medical applications. The Company’s licensed Hydrogel product represents a second-generation iteration of a similar technology, and both products may compete in certain markets. Although the Company was not directly involved in the sale or distribution of SpaceOAR, its affiliation with the prior distributor may expose it to indirect risks, including potential reputational harm or claims of commercial conflict arising from the distribution of competing products.

In addition, to the extent that litigation, product liability claims, or regulatory investigations were to arise from the distribution or promotion of SpaceOAR or similar products, the Company could be drawn into such proceedings through indemnification, contractual, or corporate affiliation theories. Any such matter could result in legal costs, management distraction, or reputational damage that could materially and adversely affect the Company’s business and financial condition.

Our financial projections are based on assumptions that may not materialize and actual results may differ materially

We have disclosed financial projections for MEDUSA, including potential revenues of approximately USD 80 million in 2025 and USD 460 million within three years. These projections are based on numerous assumptions, including estimated market size and growth, geographic penetration, pricing, gross margins, and customer usage patterns. The projections also assume that we will receive regulatory approvals, expand into multiple regions, and secure reliable manufacturing and distribution partners.

There can be no assurance that these assumptions will prove accurate. If regulatory approvals are delayed or denied, if our pricing or cost assumptions do not hold, if competitors achieve greater market penetration, or if customers adopt the product at lower levels than expected, our actual results could differ materially from the projections disclosed. Investors should not place undue reliance on our financial forecasts, which are inherently uncertain and should not be considered guarantees of future performance.

We may be subject to regulatory inquiries, claims, suits and prosecutions which may impact on our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations, in general, may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

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Failure to maintain adequate data privacy and information security measures could expose us to business disruptions or reputational harm.

Although the Company does not currently collect or store large volumes of personal or patient data, it relies on electronic systems and third-party service providers to manage business, regulatory, and financial information. As the Company expands its operations, it may become subject to federal, state, and foreign laws governing data protection and cybersecurity. Any actual or perceived failure to safeguard proprietary or confidential information—including data shared with affiliates, healthcare customers, or vendors—could disrupt operations, damage the Company’s reputation, or lead to regulatory inquiries and financial exposure.

The Company will continue to monitor evolving data privacy and security requirements, but it cannot guarantee that its systems or those of its service providers will be free from breach or unauthorized access. Any such event could have a material adverse effect on the Company’s business and results of operations.

We rely on third parties for certain information technology and data management functions, and any breach or misuse of information could harm our business and reputation.

The Company depends on third-party service providers and cloud-based systems to store, transmit, and manage business, financial, and regulatory information, as necessary. Although the Company does not collect or process consumer or patient data, it maintains confidential business information and may, in the future, process limited customer or supplier data as part of its distribution activities. If these systems or service providers were compromised, misused, or accessed without authorization—whether through a cybersecurity incident, employee error, or third-party failure—the Company could experience business interruptions, reputational damage, or potential legal exposure.

The Company relies on commercially available security, encryption, and authentication technologies; however, no system is completely secure. Advances in technology or new methods of intrusion could result in security breaches despite reasonable safeguards. The Company may be required to expend significant resources to prevent, detect, or remediate such incidents, and any failure to do so could materially and adversely affect its business, operations, or financial condition.

Disruptions in the global supply chain or geopolitical developments could adversely affect our ability to import and distribute Hydrogel and MEDUSA.

The Company depends on affiliates and third-party manufacturers located in Europe and the Middle East for the production, packaging, and shipment of the Hydrogel and MEDUSA product lines. Any interruption in these supply chains—whether due to geopolitical instability, trade restrictions, transportation delays, raw material shortages, or regulatory changes—could adversely affect the availability, cost, and timely delivery of our products.

Political or economic developments in the regions where our affiliates operate, including sanctions, conflicts, or shifts in trade policy, could also disrupt manufacturing or logistics activities. In addition, changes in customs procedures, tariffs, or import/export regulations may increase costs or delay clearance of shipments into the United States. Any prolonged disruption in supply, manufacturing, or transportation could materially and adversely impact the Company’s ability to commercialize its products, generate revenue, and achieve its business objectives.

We rely on a limited number of third-party manufacturers and suppliers, and any disruption could delay or prevent commercialization of our products

We do not currently manufacture our products in-house and instead rely on third-party manufacturers and suppliers. For MEDUSA, production is conducted through our affiliates that have contracted with Turkuaz Factory (Europe) and Gulf Center Group (Middle East). Because our supply chain depends on a limited number of third-party manufacturers and suppliers, we are exposed to risks if any of these parties experiences regulatory, operational, or financial difficulties, or if our relationships with them are otherwise disrupted. Broader industry trends, such as supply chain shortages and cost inflation, may also affect the availability and cost of raw materials and sterile packaging. If we are unable to secure sufficient manufacturing capacity or obtain necessary supplies on acceptable terms, our commercialization timelines could be delayed, our costs could increase, and our business and financial condition could be materially and adversely affected.

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Our ability to achieve a national exchange listing has been materially impacted by recent shareholder actions and related litigation.

In early 2025, a minority shareholder disposed of a large volume of CSDX shares, contributing to a significant decline in our stock price from approximately $3-5 per share in late 2024 to sub-penny levels. This activity, and the resulting loss of market confidence, has impaired our relationships with potential investors and service providers, including broker-dealers, and has forced us to initiate litigation against the shareholder. While the outcome of this litigation is uncertain, the immediate impact has been to delay and potentially jeopardize our plans to meet the quantitative and qualitative requirements for listing on a national securities exchange. There can be no assurance that we will be able to restore investor confidence, achieve the necessary share price levels, or otherwise satisfy the listing criteria in the future.

Changes in tariffs, customs procedures, or import regulations could increase our costs and delay product availability.

The Company’s products are manufactured by third-parties located outside the United States and must be imported for U.S. distribution. As a result, the Company is subject to tariffs, import duties, and customs clearance requirements imposed by U.S. and foreign authorities. Changes in trade policy, import classification, or tariff schedules—whether due to new legislation, international trade disputes, or changes in enforcement priorities—could materially increase the cost of importing Hydrogel and MEDUSA into the United States.

In addition, delays or complications in customs clearance, changes in documentation requirements, or increased inspection activity could disrupt the Company’s supply chain and postpone product delivery. Any such increase in import costs or delay in product availability could materially and adversely affect the Company’s profit margins, operating results, and ability to meet market demand.

Our business depends entirely on two licensed products that we do not own, and both are subject to extensive regulatory oversight.

The Company’s current business operations are focused solely on the distribution and commercialization of two licensed products—Hydrogel and MEDUSA—which are owned and manufactured by affiliated entities. As a result, the Company’s future revenue and growth prospects depend on the continued validity of these license agreements and the ability of its affiliates to maintain product quality, regulatory compliance, and production capacity. Because the Company does not own the underlying intellectual property or manufacturing facilities for these products, it has limited control over their development, pricing, or supply.

Both Hydrogel and MEDUSA are subject to extensive regulation by multiple authorities, including the U.S. FDA, the EPA, and foreign regulatory bodies. Any delay, suspension, or withdrawal of regulatory approvals—or any noncompliance by the Company or its affiliates—could restrict or prevent the sale of these products in one or more markets. The Company’s reliance on a limited number of licensed products and its exposure to complex regulatory requirements heighten the risk that adverse events, compliance issues, or market changes could have a material adverse effect on its business, results of operations, and financial condition.

We do not own the intellectual property for our licensed products and could lose our rights if the underlying license agreements are breached or terminated.

The Company’s operations depend entirely on its rights under license agreements with affiliated entities that own the intellectual property for Hydrogel and MEDUSA. Because the Company does not own these intellectual property rights, its ability to market, distribute, or further develop the products is subject to the continuing validity and enforceability of those license agreements. If the Company or its affiliates were to breach any material term of the licenses, or if the agreements were terminated or not renewed, the Company could lose the rights necessary to commercialize its products.

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In addition, the Company has limited ability to control or influence the actions of the licensors with respect to maintaining patent protection, regulatory approvals, or trade secrets. Any dispute with an affiliate or third-party licensor regarding ownership, scope, or performance under a license agreement could result in costly litigation or arbitration, delay commercialization efforts, or result in the loss of critical rights. The termination or impairment of the Company’s license rights would have a material adverse effect on its business, results of operations, and financial condition.

We may not maintain sufficient insurance coverage to protect against potential product liability claims or business interruption losses.

The Company’s operations expose it to potential risks, including product liability, regulatory enforcement, and business interruptions arising from supply chain delays, shipping incidents, or other unforeseen events. Although the Company intends to maintain insurance coverage customary for its industry, such coverage may not be adequate to cover all potential losses or liabilities. In addition, certain risks—such as regulatory actions, product recalls, or reputational harm—may not be insurable or may only be covered in part.

If the Company were subject to a significant product liability claim, litigation, or other event resulting in losses exceeding available coverage, it could incur substantial costs, divert management’s attention, and experience a material adverse effect on its business, financial condition, and results of operations.

A U.S. government shutdown or reduced federal agency operations could delay regulatory approvals and adversely affect our commercialization timeline.

The Company’s business depends on obtaining and maintaining regulatory approvals from U.S. government agencies, including the FDA and the EPA. In the event of a U.S. government shutdown, lapse in appropriations, or other disruption in federal agency operations, the review and approval of applications, import documentation, and other regulatory submissions could be delayed or suspended. Any such delay could postpone the commercialization of our licensed products, increase compliance costs, and negatively affect our ability to generate revenue according to planned timelines. Prolonged or repeated shutdowns could materially and adversely impact the Company’s business, financial condition, and results of operations.

Risks Related to being a Publicly Traded Company

Market Volatility

The Company’s common stock is publicly traded, and the market price of the stock may experience significant volatility due to various factors, including financial results, changes in the Company’s business or industry, general market conditions, and economic trends. Such volatility may impact on the valuation of the Company and, indirectly, the value of the Shares.

Potential Dilution

As a publicly traded company, the Company may issue additional shares of common or preferred stock in the future, which could dilute the interests of existing shareholders, including investors in the offered securities. Such dilution may result from financing activities, employee compensation plans, or strategic transactions.

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Dependence on Market Perception

The performance and valuation of the Company’s publicly traded common stock may depend significantly on market perception and investor sentiment. Negative news, adverse developments, or unfavorable market conditions could harm the Company’s reputation and adversely impact its financial condition and operations.

Compliance with Public Company Reporting Obligations

As a publicly traded company, the Company is subject to periodic reporting and other disclosure requirements under applicable securities laws. Compliance with these obligations involves significant costs, and any failure to timely or accurately meet these requirements could result in regulatory penalties, reputational harm, and adverse impacts on the Company’s financial performance.

Insider Ownership and Control

Our President and Chief Executive Officer, Mr. Thomas Fahrhoefer, is the ultimate beneficial owner of both CS Diagnostics Pharma GmbH and CS Interpharm General Trading Co. LLC, and holds a majority of our outstanding voting securities, including 66.90% of the outstanding common stock, 100% of the outstanding Series A Preferred Stock, and 68.31% of the outstanding Series B Preferred Stock. As a result, these insiders exercise significant control over all matters requiring shareholder approval, including the election of directors, approval of mergers or other business combinations, and other significant corporate actions. This concentration of ownership may:

•	reduce the ability of minority shareholders to influence or approve corporate decisions;

•	delay, defer, or prevent a change in control of the Company, even when such a transaction may be favorable to other shareholders;

•	discourage potential acquirers from making a tender offer or pursuing other transactions; and

•	permit our controlling shareholder to determine his own compensation and perquisites, which could reduce funds available for net income or reinvestment in the business.

This concentration of ownership and voting power could conflict with the interests of our minority shareholders and may adversely affect the value of their investment.

Risks of Delisting or Trading Suspension

The Company’s common stock is listed on OTC Markets. If the Company fails to meet applicable listing or trading requirements, its stock could be delisted or suspended from trading, which could significantly impair its liquidity and value, as well as the Company’s ability to raise capital.

Litigation and Regulatory Risks

Publicly traded companies often face heightened risks of shareholder litigation, regulatory scrutiny, and enforcement actions. Such risks could result in significant legal costs, settlements, or damages and may adversely impact the Company’s financial condition.

Impact of Securities Laws on Resale of Shares

The Company’s status as a publicly traded company may subject investors to certain legal and regulatory restrictions on the resale of the offered securities, particularly if the resale involves significant ownership stakes or affiliates of the Company.

Disclosure of Material Non-Public Information

As a publicly traded company, the Company must carefully manage its disclosure obligations. Purchasers of the offered securities should be aware that they may, at times, have access to material non-public information that could restrict their ability to trade in the Company’s publicly traded securities under applicable insider trading laws.

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We may, in the future, issue additional Shares which would reduce investors’ percentage of ownership and may dilute our common membership unit value.

Our Articles of Incorporation authorize the issuance of 4,000,000 shares of the Series C Preferred Stock. The issuance of Preferred Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the units held by our investors and might have an adverse effect on any trading market for our common units.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our securities to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investors themselves. If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor sought rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

There is no current established trading market for our Shares and if a trading market does not develop, purchasers of our securities may have difficulty selling their Shares.

There is currently no established public trading market for our Shares and an active trading market in our Shares may not develop or, if developed, may not be sustained. No market makers have committed to becoming market makers for our Shares and none may do so in the future.

Because we do not intend to pay any cash dividends on our Shares our members will not be able to receive a return on their Shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Shares in the foreseeable future. Unless we pay dividends, our members will not be able to receive a return on their Shares unless they sell them. There is no assurance that members will be able to sell Shares when desired.

Our ability to meet the standards to be listed on a national exchange has been materially impacted by a recent shareholder action and related litigation.

In early 2025, a minority shareholder disposed of a large volume of CSDX shares, contributing to a significant decline in our stock price from approximately $3.00 per share in late 2024 to sub-penny levels. This activity, and the resulting loss of market confidence, has impaired our relationships with potential investors and service providers, and has forced us to initiate litigation against the shareholder. While the outcome of this litigation is uncertain, the immediate impact has been to delay and jeopardize our plans to meet the quantitative and qualitative requirements for listing on a national securities exchange. There can be no assurance that we will be able to restore investor confidence, achieve the necessary share price levels, or otherwise satisfy the listing criteria in the near future.

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Risks Related to the Industry

Competitive pricing pressures could reduce our margins and profitability.

The markets for diagnostic and disinfectant products are price-sensitive and highly competitive. Larger, established companies often have greater purchasing power, distribution networks, and production efficiencies, enabling them to offer lower prices. To remain competitive, the Company may be required to reduce its pricing or increase marketing and promotional spending, which could reduce gross margins. Sustained pricing pressure, changes in customer purchasing behavior, or aggressive discounting by competitors could materially and adversely affect the Company’s revenue, profitability, and financial condition.

Rapid technological change in the medical consumables industry could render our products less competitive or obsolete.

The healthcare products industry is characterized by continuous innovation and the frequent introduction of new materials, devices, and technologies. The Company’s licensed products, Hydrogel and MEDUSA, may face competition from newer or more effective alternatives developed by others. If the Company and its affiliates fail to keep pace with technological advancements or shifts in industry standards, customer demand for our products could decline. Any technological obsolescence or inability to adapt to market trends could materially and adversely affect our business and operating results.

Changes in healthcare regulations or reimbursement policies could reduce demand for our products.

Healthcare providers’ purchasing decisions are often influenced by reimbursement policies under government and private insurance programs. Changes in Medicare, Medicaid, or other reimbursement frameworks may alter the economics of using or purchasing diagnostic and disinfectant products. In addition, new regulations or procurement rules affecting hospitals and imaging centers could limit the adoption or approved uses of our products. Any such regulatory or reimbursement changes could reduce demand, constrain pricing flexibility, and adversely affect the Company’s business and financial performance.

Public health crises or pandemics could disrupt our supply chains or affect product demand.

Global health emergencies—such as pandemics, epidemics, or other public health crises—could disrupt manufacturing, logistics, and international trade, leading to supply shortages or shipping delays for our products. Such events may also shift healthcare system priorities, causing customers to delay or reduce purchases of diagnostic consumables. Additionally, public health crises can lead to travel restrictions, regulatory delays, and economic uncertainty that may affect both supply and demand. Any prolonged disruption resulting from such events could materially and adversely affect the Company’s operations, revenue, and financial condition.

Additional Risks

The risks described above are not the only risks that may affect the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, results of operations, or the value of our securities. Investors should carefully consider all of the information in this Form 10, including the risk factors described herein, before making an investment decision.

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SECURITY OWNERSHIP

Beneficial Owners and Management

The following table sets forth information with respect to the beneficial information of our Common Stock and Preferred Stock as of September 30, 2025:

•	Each person who we know to beneficially owns more than 5% of our outstanding voting securities (i.e. Common Stock, Series A Preferred Stock, and Series B Preferred Stock),

•	Each of our director and named executive officer, and

•	All directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and/or investment power with respect to securities. Percentages are based on the following issued and outstanding stock of the Company as of September 30, 2025, see below. See also Risk Factors—Insider Ownership and Control, Description of Capital Stock, and Capitalization.

•	Common Stock: 137,340,200 shares

•	Series A Preferred: 10 shares

•	Series B Preferred: 19,992,575 shares

Name of Officer/Director or Control Person	Affiliation with Company	Number of shares owned	Share type/class	Ownership Percentage of
	(Officer/Director/Owner of more than 5%)			Class Outstanding
Thomas Fahrhoefer	President	91,881,896	Common	66.90%
CS Diagnostics Pharma GmbH	>5%	74,855,800	Common	54.50%
CS Interpharm General Trading Co. LLC	> 5%	17,026,096	Common	12.40%
Fast Balance CEDE & CO	>5%	9,075,301	Common	6.61%
Thomas J Migotsch	Chief Operational Officer	480,000	Common	0.35%
Thomas Fahrhoefer	President	10	Preferred A	100.00%
CS Diagnostics Pharma GmbH	>5%	10	Preferred A	100.00%
Thomas Fahrhoefer	President	13,655,206	Preferred B	68.31%
CS Diagnostics Pharma GmbH	>5%	7,924,180	Preferred B	39.64%
CS Interpharm General Trading Co. LLC	> 5%	5,731,026	Preferred B	28.67%
Association Continental de Reassurance NV	>5%	1,499,625	Preferred B	7.50%
Thomas Graus	>5%	1,273,737	Preferred B	6.40%
Antonio Santoli	>5%	1,273,737	Preferred B	6.40%
All directors and executive officers as a group		92,361,896	Common	67.25%
		13,655,206	Preferred B	68.31%

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Note: As of September 30, 2025, our President and Chief Executive Officer, Mr. Thomas Fahrhoefer, beneficially owns 66.90% of our outstanding common stock, 100% of our outstanding Series A Preferred Stock, and approximately 68.31% of our outstanding Series B Preferred Stock. Because the Series A Preferred Stock carries super-voting rights and the Series B Preferred Stock votes on a one-for-one basis with our common stock, Mr. Fahrhoefer effectively controls all matters submitted to a vote of our shareholders. This concentration of ownership allows him to exercise significant influence over the election of directors, approval of mergers and acquisitions, amendments to our charter documents, and other significant corporate matters.

As a result, Mr. Fahrhoefer’s control may limit the ability of minority shareholders to influence corporate decisions, and may delay, defer, or prevent a change in control of the Company. See Risk Factors, Description of Capital Stock, and Capitalization.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Officers

The following table identifies the individuals appointed by our Board of Directors to serve as the Company’s directors and executive officers. The Company does not currently have any employees; instead, these individuals serve in their respective officer roles pursuant to appointments by the Board and also hold officer and/or director positions within an affiliated company. Our directors were elected by majority written consent of the stockholders in lieu of a shareholders’ meeting. Directors serve one-year terms and until their successors are duly elected and qualified. Officers are appointed by the Board of Directors, and their terms of office are subject to the discretion of the Board.

Name	Position

Thomas Fahrhoefer	President, Chief Executive Officer, & Chairman of the Board of Directors

Mohammad EsSayed	Vice President, Chief Financial Officer, & Director

Sabrina Kummer Godehardt	Business Development, & Director

Janel Luzana	Corporate Secretary

Mahmoud A. Al-Sayyed	Independent Director

Dr. Ralf Herwig	Independent Director

Thomas Fahrhoefer, 55

Mr. Fahrhoefer is the founder of the CS Diagnostics Group and an expert in pharmaceutical distribution and healthcare business development. After studies in medicine and pharmacy, he built a career in pharmaceutical sales and management, including roles at Pfizer Germany (2001–2003) and Sanochemia AG (in the diagnostics business unit). In 2009, Mr. Fahrhoefer founded CS Diagnostics Pharma GmbH in Germany, growing it into the current CS Group comprising CS Diagnostics Pharma GmbH, CS Interpharm LLC, and CS Diagnostics Corp. Under his leadership, the Company is pursuing innovative solutions for example, without limitation, the Hydrogel. Mr. Fahrhoefer has been the President and a Director of the Company since the change-in-control in April 2022, and he also serves as the Chairman of the Board.

Mohammad EsSayed, 47

Mr. EsSayed has over 22 years of professional experience in finance, banking, and executive management. He holds multiple finance degrees and certifications, including an MBA in International Corporate Banking and the CFA (Chartered Financial Analyst) designation. Prior to joining CS Diagnostics, Mr. EsSayed served as CFO and Managing Director for other companies, and he has a strong background in financial planning, corporate finance, and governance. CS Diagnostics benefits from his extensive financial management experience. He was appointed as CFO and Vice President of the Company in 2022. In this capacity, Mr. EsSayed manages the Company’s financial strategy, accounting and reporting, and investor relations functions.

Sabrina Kummer Godehardt, 45

Ms. Godehardt is a certified office communication clerk with over 15 years of experience in medical administration and practice management. She worked as practice manager in a radiology and nuclear medicine clinic from 2015 to 2024, with additional responsibility for IT systems. Since June 2024, she serves as Head of Sales Coordination at CS Pharma. She holds IHK certifications in practice and marketing management and is proficient in MS Office, Lexware, Picture Archiving and Communication Systems (“PACS”) and Radiology Information Systems (“RIS”) systems, and various administrative tools.

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An IHK certification refers to credentials or documentation issued by the German Chamber of Industry and Commerce (Industrie- und Handelskammer) confirming compliance with applicable trade, training, or quality standards in Germany.

PACS and RIS platforms are widely adopted imaging management systems used by hospitals and diagnostic centers to capture, store, and manage medical images and patient data.

Janel Luzana, 41

Ms. Luzana serves as the Company’s Corporate Secretary, responsible for corporate records, compliance with corporate governance requirements, and assisting the executive team on legal/administrative matters. She joined the Board as part of the 2022 reorganization. Ms. Luzana’s professional biography is not elaborated in the available disclosure, but she is identified as the Corporate Secretary in official filings.

Mahmoud A. Al-Sayyed, 54

Mahmoud A. Al-Sayyed is a senior executive nearly three decades of experience in investment advisory, corporate strategy, and governance. His background includes expertise in initial public offerings, mergers and acquisitions, business valuation, and financial modeling. He has held various leadership and board positions, bringing a wealth of management and oversight experience. He is a recipient of the Best 100 Arab CEOs Award and the Professional Excellence Award, recognizing his leadership impact and contributions to business excellence in the region. Mr. Al-Sayyed’s career highlights include developing corporate strategies, executing performance management programs, and serving on supervisory boards and board committees in an advisory capacity. He joined CS Diagnostics as an independent Board member to provide guidance on corporate finance, strategy, and compliance.

Dr. Ralf Herwig, 60

Dr. Herwig is a board-certified physician since 1995 with a doctorate in medicine (magna cum laude) from and habilitation in urology. He received his medical degree Münster/Westfalia, Germany and Dublin, Ireland (Royal College of Surgeons in Ireland, Coomb Hospital, James Conolly Memorial Hospital). He holds professorial titles and serves as President of both the Austrian Andrological Society and the International Autism Association (2025). Dr. Herwig is a certified urologist by the German Medical Association and is a member of several professional organizations, including the German Society of Urology and the European Association of Urology. His expertise spans urology, andrology, minimally invasive surgery, molecular biology, and sexual medicine, supported by extensive scientific training and over a dozen memberships in international medical societies. He is Editor-in-Chief of multiple scientific journals and has received several prestigious awards for his research.

Executive Compensation

On July 18th 2024, a shareholder resolution was issued for changes in CSDX board of directors as follows:

Mr. Thomas Migotsch as well as the previous independent director Dr. Lauren Kate Ugur were replaced by Ms. Sabrina K. Godehardt as Director of Business Development, and Dr. Ralf Herwig as independent director.

On August 9th 2024, a shareholder resolution was issued for changes in CSDX board of directors as follows: Mr. Thomas Migotsch and Mr. Thomas Graus (“Mr. Graus”) as well as the previous independent directors Mrs. Csilla Kanderka and Mrs. Delia-Alexandra Kreutner were replaced by Mr. Mohammad EsSayed as VP, Director and CFO, Dr. Ralf Herwig and Mr. Mahmoud Ahmad Hashim AL-Sayed take on their role as independent directors, and Ms. Janel Luzana as an Officer and Company Secretary.

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Mr. Thomas Graus (“Mr. Graus”) entered into a compensation agreement with the Company for services rendered from March 28, 2022 through August 9, 2024. Under the terms of the agreement, Mr. Graus was entitled to receive compensation of €72,000 by December 31, 2024, which was expressly conditioned upon the Company receiving capital from investors on or before that date. Because the Company did not receive such capital, the €72,000 payment was not earned and was not paid to Mr. Graus. The Company and Mr. Graus have agreed to meet by end of this fiscal year, 2025, to discuss, in good faith, whether an alternative payment arrangement is appropriate.

Officer:

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- equity incentive plan compensation	Non- qualified deferred compensation earnings	All other compensation	Total ($)
Thomas Fahrhoefer	2025	-	-	-	-	-	-	-	-
Mohammad EsSayed	2025	-	-	-	-	-	-	-	-
Sabrina Kummer Godehardt	2025	-	-	-	-	-	-	-	-
Janel Luzana	2025	-	-	-	-	-	-	-	-

Directors:

Name and principal position	Fees earned or paid in cash($)	Stock Awards ($)	Option awards ($)	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total ($)
Thomas Fahrhoefer	-	-	-	-	-	-	-
Mohammad EsSayed	-	-	-	-	-	-	-
Sabrina Kummer Godehardt	-	-	-	-	-	-	-
Janel Luzana	-	-	-	-	-	-	-
Mahmoud A. Al-Sayyed	-	-	-	-	-	-	-
Dr. Ralf Herwig	-	-	-	-	-	-	-

Limitation of Liability and Indemnification

The Wyoming Business Corporation Act (the "WBCA"), under which the Company is organized, permits the inclusion in a corporation’s Bylaws of a provision limiting or eliminating the personal monetary liability of directors to a corporation or its stockholders for breaches of their fiduciary duty as directors. Such a provision may not limit or eliminate the liability of a director for: (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law; (ii) transactions from which the director derives an improper personal benefit; (iii) unlawful distributions under the WBCA; or (iv) breaches of the duty of loyalty to the corporation or its stockholders. Accordingly, any limitations permitted by the WBCA applies only to the "duty of care" of directors protecting them from personal liability for unintentional errors in judgment made in good faith.

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The Company’s Bylaws include a provision eliminating the personal monetary liability of directors to the fullest extent permitted by Wyoming law. As a result, stockholders may bring monetary claims against a director only for conduct involving disloyalty, bad faith, intentional misconduct, knowing violations of law, improper personal benefit, or unlawful distributions, and not for negligence or gross negligence in the performance of their duties of care. The WBCA limitation applies only to actions brought against a person in their capacity as a director and does not extend to any actions brought against such person in another capacity, including as an officer, or under other applicable laws such as the federal securities laws.

In addition, the Company's Bylaws provides that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Wyoming law. This indemnification includes reimbursement for expenses incurred in defending any proceeding to which such persons are made a party by reason of their service to the Company, provided they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred in the successful defense of any action) is asserted by a director, officer, or controlling person, the Company will, unless the matter has been settled by controlling precedent, submit the question to a court of appropriate jurisdiction for a determination of whether such indemnification is against public policy, and will abide by the final adjudication of such issue.

As of the date of this filing, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company for which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in such a claim. The Company may also maintain directors’ and officers’ liability insurance (“D&O insurance”) to provide additional protection for its directors and officers against certain liabilities, subject to the terms and limitations of such policies.

Stock and Stock Option Issuances in 2023 and 2024

The following table details all stock and stock option issuances made to Company officers and directors during fiscal years 2023 and 2024:

Date	Securities	Class of Securities	Amount Per Share	Issued To	Purpose	Exemption
08/01/23	(134,974,014)	Common	$0.0001	All Shareholders	Reverse Split: 1 for 100,000 and forward split 1 to 200	4(a)(2)
09/27/23	65,000,000	Common	$4.54	CS Diagnostics Pharma GmbH (1)	Asset Purchase Agreement	4(a)(2)
09/27/23	20,000,000	Common	$4.54	CS Interpharm LLC (2)	Asset Purchase Agreement	4(a)(2)

Notes:

1.	The beneficial owner is the Company’s Chief Executive Officer, President and Director Thomas Fahrhoefer
2.	The beneficial owner is the Company’s Chief Executive Officer, President and Director Thomas Fahrhoefer

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Related Party Transactions

License Agreements

Hydrogel License Agreement

The Hydrogel product, titled “Space-Gel; Spacer Hydrogel for Organ Shielding During Radiation Treatment of Prostate Carcinoma” (DWI file reference: DW-LD015), was developed by the DWI Leibniz Institute for Interactive Materials, Department of Advanced Materials for Biomedicine (“DWI”), through its inventors Mr. Andreas Krüger, Prof. Dr.-Ing. Laura de Laporte, and Dr. Jens Köhler. DWI is the sole holder of the intellectual property rights and related patent applications covering the Hydrogel product.

On March 21, 2024, DWI, represented by RWTH Innovation GmbH, entered into an exclusive license agreement with CS Diagnostics Pharma GmbH (“CS Pharma”), granting CS Pharma the exclusive right to manufacture, market, sublicense, and commercialize products based on the Hydrogel product for use in prostate cancer applications. Under the agreement, CS Pharma is authorized to grant sublicenses with DWI’s consent and is responsible for maintaining the licensed intellectual property and obtaining the necessary regulatory approvals for commercialization.

CSDX acquired all of the assets of CS Pharma, including all rights, title, and interests CS Pharma held in the Hydrogel product line. As a result of this acquisition, CSDX now holds all exclusive rights to market, distribute, and further develop Hydrogel in the United States and all other territories previously covered by CS Pharma’s licenses. DWI remains the ultimate patent holder, and CSDX’s exclusive rights to Hydrogel are derived from the rights transferred through the asset acquisition.

MEDUSA License Agreement

The MEDUSA product line was originally developed, formulated, and invented solely by Mr. Thomas Fahrhoefer, the Company’s President and Chief Executive Officer. Mr. Fahrhoefer personally funded the development of MEDUSA and subsequently entered into a partnership with an individual who represented that he had the experience and capabilities to support the product’s commercialization. The partnership did not succeed as anticipated and was later terminated. Following the termination of that relationship, CS Interpharm General Trading Co. LLC (“CS Interpharm”), an entity wholly owned and controlled by Mr. Fahrhoefer, entered into a binding purchase agreement on August 7, 2024 to acquire full ownership of the MEDUSA product line from the former partner.

Following this acquisition, on January 2, 2025, CS Interpharm entered into an exclusive license agreement with CS Diagnostics Corp. (“CSDX”), granting CSDX the exclusive rights to market, distribute, and commercialize MEDUSA within the United States and other designated territories. As a result, CS Interpharm remains the sole owner of the MEDUSA intellectual property, while CSDX holds the exclusive commercialization rights in the United States pursuant to the license agreement.

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Common Ownership and Control

Mr. Thomas Fahrhoefer, the Company’s President, Chief Executive Officer, and controlling stockholder, is also the ultimate beneficial owner of CS Pharma and CS Interpharm, which are parties to the Company’s product license agreements. As a result, these entities are considered related parties.

Administrative Resources

The Company’s principal executive office is located in Cheyenne, Wyoming. Certain administrative functions, including operations, IT, and record-keeping support, are performed using resources shared with affiliates under informal arrangements without formal lease or cost allocation agreements.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue up to 250,000,000 Shares of Common Stock, $0.00001 par value per share, of which 137,340,200 are issued and outstanding. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of Common Stock, pro rata based on the number of Shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding Notes of common stock are, when issued, fully paid and nonassessable.

As of September 30, 2025, we have 317 shareholders of record, and our outstanding common shares is 137,340,200.

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of Preferred Stock, par value $0.00001 per share, of which 19,992,585 shares are issued and outstanding. The Company has created three (3) classes of preferred stock with distinct rights and privileges.

Series A Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of Series A Preferred Stock, par value $0.00001 per share, of which 10 shares are issued and outstanding. The holder of the Series A Preferred Stock are entitled to vote pari passu with holders of the Company’s common stock on the following basis: four times the sum of (a) the total number of shares of common stock which are issued and outstanding together with; (b) the total number of shares of any other series of preferred stock which are issued and outstanding.

The holders of the Series A Preferred Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore. The Series A Preferred Stock is designated as “Super Voting Stock” and carries no conversion rights. Holders of Series A Preferred Stock do not have the right to convert their shares into shares of common stock or any other class of the Company’s securities.

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The holder of the Series A Preferred Stock holds a dividend preference over the Series B Preferred Stock and common stock of the Company.

Upon liquidation, the holders of the Series A Preferred Stock are entitled to receive an amount equal to the sum of (a) the original issue price of the Series A Preferred Stock multiplied by; (b) the number of shares of Series A Preferred Stock owned by such holder upon liquidation, as adjusted for any for any recapitalizations. This right is senior to any other class of securities of the Company.

Series B Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of Series B Preferred Stock, par value $0.00001 per share, of which 19,992,575 shares are issued and outstanding. Holders of the Series B Preferred Stock are entitled to convert each share of stock into 20,000 shares of the Company’s common stock, with the limitation of no greater than 9.90% of the total issued and outstanding common stock of the Company.

The holder of the Series B Preferred Stock are entitled to vote pari passu with holders of the Company’s common stock on a one-to-one basis.

The holders of the Series B Preferred Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore. The holder of the Series B Preferred Stock holds a hold a dividend preference junior in right to that of the Series A Preferred Stock and Series C Preferred Stock but senior in right to the common stock of the Company.

Upon an event of liquidation, the holders of the Series B Preferred Stock are entitled to receive, to the extent available, an amount equal to $1.00 per share (or $0.997 per share for aggregate subscriptions exceeding $100,000), as adjusted for any stock dividends, splits, combinations and capitalization, plus all declared but unpaid dividends. After payment of this preference amount in full, any remaining distributable assets shall be distributed ratably among the holders of the Company’s common stock.

Series C Preferred Stock

The Company is authorized to issue up to 4,000,000 shares of Series C Preferred Stock, par value $0.00001 per share, with a stated value of $1,000 per share (“Stated Value”), of which zero (0) shares are issued and outstanding. The Series C Preferred Stock does not carry any voting rights.

Holders of the Series C Preferred stock are entitled to receive an annual dividend in the amount of 6.5% per annum, payable semi-annually, in arrears, on each February 1st and August 1st, respectively, of each year. All unpaid dividends shall accrue. Dividends shall be paid in cash to the extent funds are legally available for such payment. The Series C Preferred Stock carries a dividend preference over all other classes of securities of the Company.

The holders of the Series C Preferred Stock shall have the right to convert their shares into Common Stock at a price equal to 90% of the thirty (30)-day average ask price of the Common Stock as quoted on any national securities exchange where the Company's securities are listed or traded, calculated as of the date the conversion notice is delivered to the Company. After three (3) years of issuance of Series C Preferred Stock, the Company may compel redemption in whole or in part, at its option, at an amount equal to the Stated Value.

Upon an event of liquidation, the holders of the Series C Preferred Stock are entitled to receive, to the extent available, an amount equal to the Stated Value together with any accrued but unpaid dividends. The Series C Preferred Stock carries a liquidation preference over the common stockholder of the Company, although subordinate to stockholders of Series A and B Preferred Stock.

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Recent Issuances of Securities

Date of Transaction	Transaction Type (e.g. new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of Shares Issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance (Yes/No)	Individual/Entity Shares were issued to (entities must have individual with voting/investment control disclosed)	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type
05-09-2022	Issuance	10,011,000	Preferred Series B	1,000	No	Patientrac Limited[1]	Pursuant to the Securities Purchase Agreement for services rendered, e.g. acquisition costs, payments and organization reinstatements	Restricted	4(a)(2)
08-01-2023	Corporate Action Reverse split 1 to 100,000 and Forward Split 1 to 200	-134,497,014	Common	0.00001	No	Corporate Action all Shareholders	Same	Restricted and Unrestricted	4(a)(2)
09-27-2023	Issuance	65,000,000	Common	$4.54	No	CS Diagnostics Pharma GmbH[2]	Asset Purchase Agreement	Restricted	4(a)(2)
09-27-2023	Issuance	20,000,000	Common	$4.54	No	CS Interpharm LLC[2]	Asset Purchase Agreement	Restricted	4(a)(2)

Note:

1.	PatientTrac Limited is a United Kingdom company whose beneficial owner is H Wayne Hayes, Jr. of Bogota, Colombia and held these shares in trust. PatientTrac, pursuant to the Securities Purchase Agreement dated 30 March 2022 with CS Diagnostics Pharma GmbH, has agreed and on July 9, 2022 transferred the 10,011,000 to CS Diagnostics Pharma GmbH designees.

2.	The beneficial owner of both CS Diagnostics Pharma GmbH and CS Interpharm LLC is Thomas Fahrhoefer, Dubai, UAE.

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CAPITALIZATION

CS DIAGNOSTICS CORP. CSDX
BALANCE SHEET
FOR THE PERIOD ENDED SEPTEMBER 30 2025

	September 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Assets
Current Assets
Cash	13	501
Other Receivables	31,000	-
Total Current Assets	$31,013	$501
Intangible Assets	499,400,000	499,400,000
Total Assets	$499,431,013	$499,400,501
Liabilities and Stockholders’ Deficit
Current Liabilities
Account Payables	1,609	1,428
Non-current liabilities		-
Total Liabilities	$1,609	$1,428
Shareholder's Equity / (Deficit)
Common stock, $0.00001 par value; 250,000,000 shares authorized,137,340,200 shares issued and outstanding as of September 30, 2025	1,373	1,373
Preferred stock Series A, $0.00001 par value;1,000,000 shares authorized, 10 shares issued and outstanding as of September 30, 2025	-	-
Preferred stock Series B, $0.00001 par value; 20,000,000 shares authorized, 19,992,575 shares issued and outstanding as of September 30, 2025	2,000	2,000
Preferred stock Series C, $0.00001 par value; 4,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2025	40	-
Additional paid-in capital	504,161,838	504,163,629
Accumulated deficit	(4,735,847)	(4,767,928)
Total Stockholders’ Equity /(Deficit)	$499,429,404	$499,399,073

Total Liabilities and Stockholders' Equity /(Deficit)	$499,431,013	$499,400,501

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Management’s Discussion and Analysis of Financial Condition and Results of Operation (MD&A)

Overview and Business Summary

CSDX is a medical technology and distribution company focused on improving therapy outcomes in cancer treatment and reducing side effects for patients. The Company provides medical industry partners with access to international markets and regulatory approval services in Europe and the MENA region, while also developing its own innovative products.

In August 2023, CSDX underwent a corporate reorganization – changing its name from FlashZero Corp. to CS Diagnostics Corp. – and repositioned its business within the healthcare sector. A pivotal event was the licensing of the Hydrogel product in September 2024, when CSDX obtained the exclusive rights to market and commercialize the product its parent group. Hydrogel is a hydrogel-based tissue spacer used in radiation therapy to increase the distance between malignant tumors and healthy tissue, thereby protecting healthy tissue from high-dose radiation damage. This spacer is injected in liquid form into the space between cancerous and healthy tissues (e.g. between the prostate and rectum in prostate cancer), and it biodegrades after about six months. Importantly, Hydrogel is a sterile, “ready-to-use” product that can be applied directly without on-site preparation, and it is intended for use not only in prostate cancer radiotherapy but also in other cancer types such as cervical, esophageal, bladder, and breast cancers.

As of the end of 2024 and through the first quarter of 2025, the Company’s primary focus has been advancing the Hydrogel toward commercialization and regulatory approval, while managing its financial position following its reorganization. The Company’s common stock is quoted on the OTCQB market under the ticker “CSDX.”

In January 2025, the Company obtained exclusive license of MEDUSA, a next-generation disinfectant product, to market and commercialize within the U.S. markets. MEDUSA is an advanced long-acting surface disinfectant that has received regulatory clearance in the EU and UAE and is currently pending regulatory approval in the United States. MEDUSA’s commercialization is at an early stage, and its future market acceptance, sales levels, and regulatory outcomes remain uncertain.

Management has noted third-party industry reports estimating that the global disinfectant market exceeds USD 8 billion annually, including a 2024 estimate of approximately USD 8.4 billion from Persistence Market Research and a 2023 estimate of USD 8.6 billion from Allied Market Research. These figures are based on current market conditions and are highly dependent on data provider methodologies and definitions of market scope. There can be no assurance that the Company will capture any meaningful share of this market or achieve significant commercial success. We cannot give assurance on our ability to penetrate this market, the extent of any market share it may achieve, or the timing of such results. The inclusion of MEDUSA in the Company’s product lineup reflects management’s strategy to expand its operations by leveraging its experience with regulatory approvals and product distribution. Hydrogel remains the Company’s lead product candidate and the central focus of its development activities. Management, under the supervision of the Company’s executive officers and directors, has prepared this discussion and analysis to reflect the Company’s current operations, strategy, and expectations.

Market Risk and Sensitivity Analysis

As a development-stage medical technology company, CSDX is exposed to limited but identifiable market risks arising primarily from its financing, international operations, and supply chain arrangements. The Company does not engage in speculative trading or hold derivative financial instruments. Its exposure to market risk currently arises from instruments and transactions entered into for purposes other than trading.

The Company does not currently have interest-bearing debt obligations. Cash balances are maintained in U.S. dollar-denominated accounts with major financial institutions and are subject to nominal interest rate risk. A hypothetical 100-basis-point change in prevailing interest rates would not materially affect the Company’s results of operations or financial condition given its current cash position and lack of outstanding borrowings.

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Because the Company’s affiliates, suppliers, and licensors are located in Europe and the Middle East, the Company may be exposed to fluctuations between the U.S. dollar (USD), euro (EUR), and UAE dirham (AED). Currently, license fees and product costs are denominated primarily in euros. Based on the Company’s 2024 intercompany and regulatory expenditures denominated in euros, a hypothetical 10% strengthening of the euro against the U.S. dollar would have increased total expenses by approximately $12,000, assuming comparable transaction levels. The Company does not currently use foreign currency hedging instruments but may evaluate hedging strategies as cross-border activity expands.

The Company’s cost structure could be indirectly affected by fluctuations in the prices of medical-grade polymers, sterilization materials, and logistics inputs such as energy and packaging. These commodities are purchased through affiliates and contract manufacturers; however, sustained increases in raw material costs could increase manufacturing or import expenses. Management estimates that a 10% increase in material and shipping costs could increase total product acquisition costs by approximately 5–7%, depending on volume and mix.

The Company’s common stock trades on the OTCQB market and may be subject to high volatility due to limited trading volume, investor sentiment, and the Company’s early-stage status. A material decline in share price could reduce the Company’s ability to raise additional capital or use equity for future acquisitions.

Qualitative Discussion of Market Risk

The Company monitors market risk exposure through periodic management reviews and conservative financial policies. Management does not engage in speculative or leveraged investment strategies and seeks to minimize foreign exchange and interest rate exposure by:

•	Maintaining the majority of cash in U.S. dollar accounts;

•	Denominating intercompany payments in euros or U.S. dollars where practicable; and

•	Establishing fixed-price arrangements with suppliers and logistics providers to reduce commodity cost volatility.

Management believes that its current market risk exposures are not material to its consolidated financial position. However, as the Company expands its international operations and begins generating revenue, exposure to foreign currency, commodity price, and equity market volatility could increase. The Company intends to continually evaluate and, if appropriate, implement risk management strategies to mitigate such exposures.

Results of Operations

Fiscal Year 2024 Compared to 2023

For the fiscal year ended December 31, 2024, the Company generated modest revenues of $110,911, compared to $126,038 in the prior year 2023. This slight decline in revenue year-over-year reflects the Company’s early-stage operations and a continued focus on product development and regulatory preparation. These revenues stem from CSDX’s legacy service business (assisting with medical product distribution/approvals) or initial product sales, as full commercial sales of Hydrogel had not commenced by 2024. Despite the small decrease in top-line, the Company’s bottom-line improved year-over-year. CSDX reported a net profit of $761 for 2024, a turnaround from a net loss of $21,997 in 2023. This swing to roughly break-even results was achieved primarily through expense management.

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Operating expenses in 2024 totaled $110,150, down 25% from $148,035 in 2023. Notably, general and administrative (G&A) expenses were sharply lower in 2024 (only $395, versus $94,009 in 2023), indicating significant cost-cutting or the absence of prior-year one-time costs. By contrast, professional fees (which can include legal, consulting, and accounting costs) increased to $109,755 in 2024 from $54,026 in 2023. The higher professional fees in 2024 are attributable to corporate activities such as auditing, regulatory compliance, and the transactions surrounding the Hydrogel asset acquisition and public listing process. These professional costs were largely offset by the drastic reduction in G&A overhead, resulting in near break-even operating income of $761 for 2024 (versus a $21,997 operating loss in 2023). The improvement reflects management’s efforts to streamline operations and focus expenditures on essential corporate and development activities. Basic and diluted earnings per share were $0.00 for both years, given the negligible net income and the Company’s expanded share count after the 2023 equity issuance for the Hydrogel acquisition. Weighted average shares outstanding increased from about 110.8 million in 2023 to 137.3 million in 2024, reflecting new shares issued as part of the asset purchase and any other equity issuances during 2024.

Revenues

Total revenues for the nine months ended September 30, 2025, were $94,200, compared to $106,381 for the same period in 2024, representing a decrease of approximately 11%. This decline was primarily attributable to reduced diagnostic service activity and lower one-time licensing income relative to the prior year. The Company anticipates that the implementation of new service agreements and the expansion of its diagnostic offerings will stabilize and potentially increase revenues during the remainder of 2025.

Operating Expenses

Total operating expenses decreased significantly to $62,119 for the nine-month period ended September 30, 2025, from $92,933 for the same period in 2024. The reduction was mainly due to lower professional fees as several one-time legal, audit, and consulting engagements were completed in 2024. Research and development expenses were minimal as the Company shifted resources from product development to commercialization. General and administrative expenses rose modestly to $22,424, reflecting increases in compliance-related and reporting costs associated with the Company’s OTCQB listing status.

Net Income

For the nine months ended September 30, 2025, the Company recorded net income of $32,081, compared with $13,448 in the prior-year period. The improvement resulted primarily from the reduction in operating expenses and the absence of any significant financing or debt-related costs.

Liquidity and Capital Resources

Capital Structure and Cash Position

CSDX’s financial condition at year-end 2024 reflects a company that has acquired a major intangible asset but has very limited liquidity. As of December 31, 2024, the Company’s balance sheet shows total assets of approximately $499.4 million, almost entirely consisting of the Hydrogel intangible asset valued at $499.4 million, with only $501 in cash on hand. By March 31, 2025, cash had increased to $51,386 (unaudited) as the Company received some funds from operations or small financing activities during Q1. Current assets at March 31, 2025 were $106,112, including cash and new accounts receivable of about $54,726, while current liabilities were $74,931 (primarily accounts payable and accruals). The working capital position remains strained – current liabilities slightly exceeded current assets at Q1’s end, and the cash on hand is minimal relative to the Company’s needs for product development and launch. CSDX has essentially no long-term debt as of Q1 2025, and total liabilities are very low (only ~$75K). However, stockholders’ equity is dominated by the large intangible asset value offset by a corresponding amount recorded in additional paid-in capital. The Company’s shareholders’ deficit was about $499.4 million at year-end 2024, reflecting the recognition of the hydrogel asset and the equity issued for its purchase. The accumulated deficit stood at $(4.77) million at December 31, 2024, only slightly improved to $(4.74) million by March 31, 2025 due to the small profits earned in late 2024 and Q1 2025. This deficit is the result of prior years’ losses, as the Company is only now moving toward profitability on a very small scale.

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Cash Burn and Going Concern

The Company’s historical operations have been funded by equity infusions from its shareholders/parent group rather than by sustainable cash flows. Net cash used in operating activities continued in early 2025 given ongoing expenses and the need to build inventory and infrastructure for product launches. The going concern note in the 2024 financial statements emphasizes that the Company’s ability to continue as a going concern is dependent on improving profitability and obtaining financial support from shareholders or other external financing. Management acknowledges that additional capital will be required for the planned operational activities and that there is uncertainty regarding the ability to raise such capital. These conditions raise substantial doubt about CSDX’s ability to continue as a going concern absent new funding. The Company’s strategy to address this includes seeking external financing and leveraging the value of its assets to secure investment.

Financing Plans

CSDX recognizes that its current liquidity is limited thus, the Company took steps to bolster its capital resources. To address this need, the Company has authorized a private placement financing under Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, intended to be offered solely to accredited investors. The Company seeks to raise up to $10 million, with a minimum target of $5 million.

If the Company is successful in raising the $5 million minimum, it intends to allocate the net proceeds approximately as follows:

•	U.S. based manufacturing – establish production capacity for the Hydrogel product subject to regulatory approval and commercialization in the United States;

•	Research and development – support additional clinical and product development activities for Hydrogel and other pipeline products;

•	Operational expansion – fund staffing, business development, and general corporate infrastructure to support growth; and

•	Regulatory activities – cover costs of license applications, approvals, and related regulatory filings in the United States and other jurisdictions.

This offering will not be filed and neither of the securities being offered will be registered with the Securities and Exchange Commission. Instead, the Company will file a Form D notice within 15 days after the first sale of securities in the offering.

The ability to complete the financing on acceptable terms, or at all, remains uncertain. Failure to raise the minimum target keeps the Company reliant on interim support from its major shareholders for meeting obligations and would require the Company to scale back or delay its planned activities, including U.S. manufacturing and regulatory initiatives.

Capital Expenditures and Requirements

CSDX currently has no significant capital expenditures disclosed for 2024, as it does not yet have large-scale manufacturing facilities of its own (the Hydrogel production for initial markets may be handled through partners or existing capacity of the CS Diagnostics Group). However, in preparation for commercial launch, the Company will need to invest in production tooling, inventory build-up, and distribution capabilities, particularly as it approaches the U.S. market entry by 2026. The Company’s ability to raise additional capital through equity is evidenced by its prior issuances: in late 2023, it issued 110 million shares (valued at $500 million) to acquire the Hydrogel IP, and it has the option to issue more shares if needed (authorized common stock is 250 million shares). Potential future equity issuances could, however, result in dilution to existing shareholders. Besides equity financing, management may also explore strategic partnerships or licensing arrangements to share the costs of commercialization. At this time, the Company has no off-balance sheet arrangements or significant contractual obligations aside from standard accounts payable and the pending financing agreement.

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In summary, CSDX’s liquidity position is presently very tight, but management has taken steps to secure needed capital. Successful consummation of the planned $5 million financing (or similar funding) is essential for the Company to fund its operations over the next 12-18 months, including completing regulatory approval processes and initiating product sales at scale. If such financing were to be delayed or fail to close, the Company would need to rely on further shareholder loans or curtail its activities. Management believes that the value of its core technology and the size of the market opportunities will ultimately enable the Company to obtain sufficient capital to execute its plans, but it recognizes the need to demonstrate progress (such as obtaining FDA approval and initial revenues) to maintain investor support. The Company will continue to monitor its cash flow closely and will update its capital plan as needed to ensure it can meet its short-term liabilities and invest in growth initiatives.

Critical Accounting Estimates and Judgments

The preparation of CSDX’s financial statements in accordance with U.S. GAAP requires management to make certain estimates and judgments that have a significant impact on reported results and financial position. The Company’s most critical accounting estimate at this stage revolves around the valuation and potential amortization or impairment of the Hydrogel intangible asset. This intangible asset is carried at approximately $499.4 million on the balance sheet, reflecting the value assigned to the acquired product technology and intellectual property. Management recorded this asset based on the fair value of consideration given – 110,000,000 shares of common stock issued in September 2023 – which was determined by reference to a third-party valuation of the Hydrogel’s discounted future commercial potential (over €960 million) and a benchmark transaction (Boston Scientific’s 2018 purchase of a similar spacer product for $500 million). This valuation approach embodies significant judgments about the Hydrogel’s future revenue, market adoption, and cash flow generation. No amortization expense has been recorded on the Hydrogel intangible through 2024, suggesting that management may consider this asset to have an indefinite life at present (or that amortization will commence once the product is fully commercialized). This treatment is a critical judgment; if the Hydrogel is deemed to have a finite life (for example, tied to patent expirations or a product lifecycle), the Company would need to amortize the $499 million asset over its useful life, which would greatly increase annual expenses and could quickly eliminate any accounting profits. Management will need to continually evaluate the appropriate useful life and amortization method for this asset as commercialization progresses.

Impairment considerations: Given the Company’s lack of substantial revenue to date and the early stage of product approval, there is inherent uncertainty as to whether the Hydrogel asset will ultimately generate cash flows to support its carrying value. Management performs impairment analyses as part of its critical accounting judgments. If facts and circumstances (such as a significant delay in FDA approval, lower-than-expected market demand, or inability to secure commercialization funding) indicate that the Hydrogel asset’s carrying amount may not be recoverable, the Company would conduct an interim impairment test. Any impairment charge could be material, as the $499.4 million intangible constitutes virtually the entire asset base of CSDX. Investors should understand that a write-down of this asset, if required, would severely impact the Company’s reported equity and could reclassify the Company as a development stage entity with negative net worth. Management believes the recorded value is supported by external data (e.g., the precedent acquisition by Boston Scientific) and the broad potential applications of the Hydrogel technology, but it acknowledges that this is a key area of estimation uncertainty.

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Intangible Asset: CS Protect-Hydrogel Valuation

The Company acquired the rights to Hydrogel, a degradable hydrogel designed for use as a spacer in radiotherapy.

The valuation of Hydrogel was supported by an independent analysis prepared by a certified public auditor, which applied a discounted cash flow methodology. The independent analysis estimated a net present value of approximately €961 million based on projected global commercialization of Hydrogel. Key assumptions in the valuation included:

•	Market size: Approximately 385,400 annual addressable patients in the U.S. and EU across prostate, cervical, esophageal, bladder, and breast cancers.

•	Pricing: Assumed average selling prices of €1,100–€1,300 per unit in the EU and approximately USD 2,000 per unit in the U.S.

•	Market penetration: Gradual adoption reaching ~50% of the addressable market by 2029–2030.

•	Cost structure: Production costs of approximately €150–€180 per unit and variable distribution costs estimated at 25% of revenue.

•	Discount rate: A 10% risk- and maturity-adjusted discount rate applied to projected cash flows over a 10-year product life cycle.

Although the independent valuation produced an estimated value of €961 million, management recorded the asset at $499.4 million to reflect the product’s early development stage, absence of current revenues, and uncertainty associated with obtaining regulatory approvals and achieving commercialization. Management believes this approach reflects a prudent and supportable estimate of fair value under applicable accounting standards.

Management notes that the valuation is subject to significant risks and uncertainties, including regulatory outcomes, competition, adoption rates, and pricing dynamics. As of the date of this filing, Hydrogel has not received regulatory approval within the United States and has not generated revenue. There can be no assurance that actual results will be consistent with the assumptions used in the valuation.

Intangible Asset: MEDUSA Valuation

In prior disclosures, the Company presented internal projections of USD 80 million in revenue for 2025 and USD 460 million within three years. These projections are based on a third-party valuation study of MEDUSA and reflect a number of assumptions regarding market conditions and product adoption. Specifically:

•	Geographic Markets: The projections assume commercialization in Europe, North America, the Middle East & Africa, and Asia/Pacific, which together represent the majority of the global surface disinfectant market.

•	Market Size and Growth: The total addressable disinfectant market in these regions is estimated at approximately USD 5.46 billion in 2023, growing to USD 8.84 billion in 2030, representing a CAGR of approximately 7.1%.

•	Market Penetration: The forecasts assume MEDUSA achieves a 0.1% market share in 2025, increasing to approximately 3.0% by 2030, reflecting gradual adoption among healthcare, hospitality, and institutional customers.

•	Pricing: MEDUSA is expected to be offered in multiple formats (sprays and wipes) at price points ranging from approximately USD 2.49 to USD 10.99 per unit, positioning the product in the mid-market segment.

•	Cost Structure: Average gross margins are projected at 72–74%, based on production costs relative to expected price points. Distribution expenses are assumed at approximately 35% of sales, including partner/wholesaler margins, freight/logistics, and sales/marketing expenses.

•	Usage Effect: Because MEDUSA provides longer-lasting surface protection compared to alcohol-based disinfectants, the projections assume a weighted 15% reduction in application frequency by institutional customers such as hotels and hospitals.

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These projections are subject to significant risks and uncertainties. MEDUSA has not yet received regulatory approval in the United States, and there can be no assurance that the assumptions underlying these forecasts will prove accurate, that regulatory approval will be obtained, or that actual results will not differ materially. Investors should not place undue reliance on these projections, which are presented solely to provide insight into management’s current expectations based on available data.

Other areas of significant accounting judgment include:

•	Going Concern Assessment: As discussed in the Liquidity section, management must evaluate whether the Company can continue as a going concern for the next 12 months. This involves judgment about future financing and revenue. While the 2024 financials were prepared on a going concern basis, substantial doubt was disclosed, and management’s plans to alleviate that doubt (through financing and improving profitability) were outlined. This assessment is revisited in each reporting period.

•	Deferred Tax Assets: The Company has accumulated losses (approximately $4.7 million deficit) that could give rise to deferred tax assets. However, given the Company’s short operating history in its new line of business and uncertainty about future taxable income, management has determined that a full valuation allowance is necessary. This means no deferred tax asset is recognized on the balance sheet for net operating loss carryforwards, since it is not “more likely than not” that such assets would be realized. This judgment affects the tax expense and will be revisited if the Company begins generating substantial taxable profits.

•	Revenue Recognition: While current revenues are small, management ensures proper cut-off and recognition of all service and product revenues. The Company currently generates minimal consulting revenue from affiliated entities for providing support on certain U.S.-related matters, and such revenue is recognized when the related servicecs are performed and earned. Any product sales will be recognized upon delivery of product to customers (assuming no further performance obligations). Given that some Q1 2025 sales were on credit, the Company also evaluates collectability. To date, revenue recognition has not involved complex arrangements, but as product sales grow (especially with MEDUSA and Hydrogel in multiple markets), management will need to consider any licensing deals, consignment arrangements, or usage-based pricing which could introduce more complexity.

•	Stock-Based Transactions: The Company’s issuance of shares for asset acquisition and any future equity financing (such as the Series C Preferred proposed issuance) are accounted for at fair value. Management relies on valuation techniques to determine fair value of shares, especially since the stock is thinly traded. Any discrepancy in these estimates would affect additional paid-in capital and could have tax implications for the parties involved.

Management believes that the above critical accounting estimates are based on reasonable assumptions and consistently applied. However, actual results could differ from these estimates, and changes in assumptions or market conditions could require adjustments to carrying values or recognition of additional expenses in future periods. The Company’s audit for 2024 resulted in an unqualified opinion with no critical audit matters identified beyond the going concern emphasis, indicating that the external auditors concurred with management’s accounting treatments and estimates as of that time.

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Known Trends, Events, and Uncertainties

As CSDX moves beyond its restructuring phase and into active commercialization, several key trends, events, and uncertainties will influence its financial condition and operations:

Regulatory Approval and Commercialization Timeline

CS Protect-Hydrogel

The Company has submitted its 510(k) premarket-notification application for Hydrogel to the US FDA. Based on guidance from the Company’s regulatory consultants, management understands that the typical FDA review period for medical devices of this type may range from approximately six to twelve months; however, the Company currently anticipates that the review process may extend beyond normal timeframes due to recent federal government closures and resulting administrative delays.

The timing and outcome of any regulatory determination remain uncertain and are entirely subject to the FDA’s review process, which may take longer than management currently anticipates. The Company has not received any clearance or approval from the FDA, and there can be no assurance that such authorization will be obtained in a timely manner, if at all.

In addition, the Company intends to pursue approval of Hydrogel with BfArM under the European Medical Device Regulation. Management has been advised that the BfArM testing and registration process may typically require approximately six to eight months. These timelines are general industry estimates only and are subject to significant uncertainty. Actual review times may differ materially, and there can be no assurance that approval will be obtained within these timeframes or at all. Separate regulatory submissions and approvals may also be required for each specific cancer indication for which marketing authorization is sought.

MEDUSA

The Company is also preparing for regulatory submission of MEDUSA, its disinfectant product, to the EPA. The process is expected to involve registration of Polyquat DMA/E 50 as a new active ingredient for non-food contact uses, along with applications for end-use products. This review requires extensive chemistry, toxicology, ecotoxicology, and environmental fate data. Based on preliminary guidance from regulatory consultants, management anticipates that the EPA review process could extend for a year or longer, but the duration is inherently uncertain and may vary depending on data requirements and the EPA’s review process.

The timing and outcome of FDA, BfArM, and EPA reviews are inherently uncertain, and regulatory approvals may not be obtained in a timely manner, or at all. Delays or failures in securing approval would materially affect the Company’s ability to commercialize its products. See Risk Factors—Risks Related to Regulatory Approval for a more complete discussion of these uncertainties.

Product Launch and Manufacturing

CSDX is preparing to scale-up production of Hydrogel as it advances toward commercialization. Management currently plans for U.S. production to commence in the first quarter of 2026, subject to obtaining necessary regulatory approvals and securing adequate financing to fund manufacturing, validation, and initial market launch activities. Activities during 2025 are expected to focus on establishing manufacturing processes, including technology transfer to a U.S.-based manufacturing site or contract manufacturer, and securing supply chain logistics. Broader trends in the medical technology industry—such as supply chain disruptions and cost inflation—may affect the Company’s ability to source raw materials and sterile packaging on acceptable terms. The ability to meet production timelines by early 2026 is uncertain, and any operational hurdles or delays in facility readiness could impact the product launch schedule.

Management’s decision to pursue equity financing in 2025, including the $5 million loan agreement previously disclosed, is tied to funding these manufacturing and launch activities. Investors will be able to monitor the Company’s progress in late 2025 by reviewing updates provided in the Company’s SEC filings regarding: (i) the status of regulatory submissions and approvals, (ii) progress in establishing U.S. manufacturing capacity, and (iii) steps taken to secure supply chain and distribution channels. See Risk Factors—Related to Business.

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Market Adoption and Competition

Upon entering the market, Hydrogel will face competition from at least one well-established product. Boston Scientific’s SpaceOAR hydrogel (acquired from Augmenix) is currently the leading tissue spacer for prostate cancer radiotherapy and has an installed base of users. While Hydrogel is positioned as a next-generation spacer with broader applications, it may initially compete directly with SpaceOAR in the prostate cancer segment. Boston Scientific’s resources and relationships with hospitals could pose a competitive challenge. CSDX’s strategy is to differentiate Hydrogel through its enhanced features – notably, its versatility to be used in multiple cancer types (beyond just prostate) and its ready-to-use formulation that requires no mixing or prep work in the operating room. These competitive advantages, such as eliminating contamination risk and preventing potential errors in preparation, will be key selling points to drive adoption by radiation oncologists and urologists. Market acceptance is a potential uncertainty; the medical community will need to be educated on the hydrogel’s benefits, and CSDX may need to sponsor additional clinical studies or publish data demonstrating improved outcomes (e.g. reduced side effects or the ability to safely escalate radiation doses). The broader trend in oncology toward hypofractionation (fewer, higher-dose treatments) could work in the Company’s favor – a spacer that reliably protects healthy tissue can enable such treatment protocols. If Hydrogel can facilitate safer hypo fractionated radiotherapy, it could accelerate adoption in modern cancer care settings.

Commercial Potential vs. Risks

The market potential for Hydrogel is significant, as indicated by the valuation references: management often notes that a predecessor product was bought for $500 million, underscoring the high value placed on effective spacer technologies in radiation oncology. Moreover, by expanding the indications to other cancers (e.g. gynecological or gastrointestinal cancers where organ spacing can prevent collateral damage), CSDX aims to tap into multiple therapy markets. If successful, Hydrogel could generate substantial revenue streams across different oncology subfields. However, this potential comes with execution risks. The Company is still small and will need to form distribution partnerships or build a salesforce to reach hospitals and clinics globally. Establishing relationships with key opinion leaders in radiation oncology is crucial for driving adoption. There is also the general risk of new entrants or technologies: for instance, other biotech companies might develop competing spacer materials or completely different solutions to protecting healthy tissue during radiotherapy. To maintain its competitive position, the Company will need to continue advancing its product strategy and strengthening clinical and commercial differentiation. CSDX benefits from its exclusive rights to market, distribute, and commercialize the Hydrogel product within defined territories, providing a protected competitive position and meaningful barriers to direct competition. This exclusivity supports early commercia traction and helps reduce the likelihood of copycat products entering the same markets in the near term. Another factor that may influence commercial adoption is reimbursement. Insurance coverage in the U.S. and internationally will play an important role in hospital utilization decisions. For example, completing products such as SpaceOAR obtained specific reimbursement codes; CSDX will need to ensure similar coverage, otherwise the out-of-pocket cost to patients could limit usage.

Diversification and Other Products

A notable development during the first quarter of 2025 was the launch of the MEDUSA disinfectant product. This reflects a diversification of the Company’s activities to include infection control products in addition to therapeutic devices. MEDUSA’s commercialization is at an early stage, and its future market acceptance, sales levels, and regulatory outcomes remain uncertain. Management has articulated internal objectives for MEDUSA that, if achieved, could expand the scale of the Company’s operations; however, there can be no assurance that these objectives will be realized in whole or in part.

The Company has also explored brand-building initiatives to support MEDUSA, including preliminary discussions with a major European football club regarding potential sponsorship opportunities. Those negotiations have since been halted, and management does not intend to pursue such opportunities until the Company receives regulatory clearance in the United States to market MEDUSA.

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MEDUSA presents a distinct regulatory and commercial profile compared to Hydrogel. Whereas Hydrogel is regulated as a medical device subject to FDA clearance and specialist marketing, MEDUSA requires approval by the EPA in the United States and competes in a broader consumer and institutional disinfectant market with numerous established manufacturers. The extent to which the Company can successfully balance resources between these two product lines, and the timing of any regulatory approvals, remain important uncertainties for investors to consider.

Management and Organizational Changes

Another development in late 2024 was changes to the Company’s board and executive team. In August 2024, new directors and officers were appointed, including a Vice President/CFO and additional independent directors, while some prior directors stepped down. These changes brought in individuals with specific expertise—such as a Chief Operating Officer with medtech experience and new board members with industry connections—which may influence the Company’s strategic direction and operational execution. Such changes can impact the Company’s strategic direction and operational execution.

In early 2025, the Company engaged in preliminary discussions with potential investors regarding a possible private placement of its Series C Preferred Stock; these discussions were summarized in a non-binding letter of intent and did not result in a definitive agreement. Management continues to evaluate financing alternatives to support its commercialization objectives. The Company’s ability to grow will also depend on hiring qualified personnel in R&D, regulatory affairs, and sales, as competition for talent in the medtech field remains high, which could increase short-term expenses.

Macroeconomic and Market Conditions

CSDX operates in the healthcare sector, which is generally less cyclical than other industries, but it is not immune to broader economic conditions. Inflationary pressures could increase the cost of raw materials for the hydrogel or components for packaging. Currency fluctuations may also affect the Company since part of its operations (and manufacturing or parent company support) is in Europe – the valuation of the Hydrogel was initially done in euros and then converted to USD. If the dollar/euro rate changes significantly, it could impact cost structures or the perceived value of overseas funding. Additionally, capital market conditions in 2025 will determine how easily the Company can raise further equity. Micro-cap public companies can face volatile trading and difficult financing environments if investor sentiment turns negative. The OTCQB listing provides a platform, but ultimately CSDX may seek an uplist to a national exchange to access a broader pool of investors – such ambitions would depend on meeting certain financial and governance criteria, which remain a longer-term consideration.

Manufacturing, Suppliers, and Supply Chain Risks

As the Company prepares for commercialization of its licensed products, Hydrogel and MEDUSA, its reliance on its affiliates represents a key uncertainty. The Company does not manufacture either product internally.

For Hydrogel, the Company has not yet engaged a commercial manufacturer. If FDA clearance is obtained, the Company expects to contract with a suitable U.S. based facility for production.

For MEDUSA, production is currently handled by third-party manufacturers through the Company’s affiliates: Turkuaz Factory manufactures MEDUSA for the European market under CS Pharma, and Gulf Center Group manufactures MEDUSA for the Middle East market under CS Interpharm. If MEDUSA receives EPA authorization, the Company intends to contract with a U.S. based manufacturer for production and distribution in the American market.

The Company’s supply chain depends on a limited number of manufacturers and suppliers. Broader industry trends, including supply chain disruptions, cost inflation, and regulatory requirements affecting third-party manufacturers, may adversely impact the availability of raw materials, packaging, and finished products. Any disruption in these relationships could delay commercialization, increase costs, or otherwise affect the Company’s ability to meet projected timelines.

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Conclusion

The path forward for CS Diagnostics Corp. presents opportunities as well as significant uncertainties. The Company is in the process of developing Hydrogel, which it believes may represent a novel approach in the medical device space, along with MEDUSA, a long-acting disinfection product. Neither product has received marketing authorization in the United States, and there can be no assurance that regulatory approval will be obtained in a timely manner, or at all.

Like many emerging growth companies, CS Diagnostics faces challenges including obtaining required regulatory approvals, scaling up manufacturing and sales, securing adequate financing, and competing with established industry participants, all while transitioning into an SEC-reporting company subject to enhanced disclosure and compliance requirements. Management has prepared forward-looking statements regarding potential future milestones, such as possible FDA approval of Hydrogel, anticipated timelines for U.S. production, and potential revenue generation. These statements reflect management’s current plans and observations, but are inherently subject to numerous risks and uncertainties.

Actual results may differ materially from management’s expectations due to factors such as the timing and outcome of regulatory processes, competitive dynamics, availability of capital, and the Company’s ability to execute its commercialization strategy. Investors should carefully review the risk factors and uncertainties described in this filing when evaluating the Company’s prospects.

Going forward

CS Diagnostics Corp. intends to continuously update stakeholders on its progress. The Company’s management remains confident that by focusing on its core strengths –regulatory expertise, licensing and commercialization of medical technologies, and strategic partnerships – it can navigate the upcoming challenges and build a sustainable, high-growth business that delivers long-term shareholder value. Looking ahead to 2026, the Company expects to achieve key milestones, including, without limitation, FDA approval for Hydrogel, securing additional financing, and advancing initial market launches. The Company’s financial health and operational results will hinge on the successful realization of these objectives. All forward-looking statements in this MD&A are made as of the current date and are subject to the safe harbor provisions; actual outcomes will be reported in future filings, and management undertakes to update its guidance as appropriate in light of new information or changes in circumstances.

LEGAL PROCEEDINGS

From time to time, we may become involved in various legal or administrative claims and proceedings arising in the ordinary course of business.

U.S. District Court for the Northern District of Texas: CS Diagnostics Corp. v. Wilson, Case No. 3:25-cv-01158-N

In early 2025, following a decline in the Company’s stock price from approximately $3.00 per share in late 2024 to sub-penny levels, the Company discovered that a minority shareholder had sold a significant volume of CSDX stock despite having previously indicated a long-term investment intent. Management sought to reach a voluntary arrangement with the shareholder to mitigate market disruption, but the shareholder continued selling. The Company believes these actions contributed to a loss of investor confidence and impaired relationships with potential investors and service providers.

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As a result, on May 7, 2025, the Company filed a civil action in the United States District Court for the Northern District of Texas, captioned CS Diagnostics Corp. v. Wilson, Case No. 3:25-cv-01158-N, seeking damages and equitable remedies. The Texas federal court has granted jurisdictional discovery and has stayed the matter pending completion of that discovery, further authorizing CSDX to pursue related discovery in the State of Oregon, where our transfer agent is headquartered. As of the date of this Amendment, jurisdictional discovery is ongoing.

This matter has also affected the Company’s ability to pursue its objective of meeting the listing standards of a national securities exchange in 2025. The Company emphasizes that it does not seek to restrict shareholders from selling their securities, but rather to promote orderly market activity and protect the interests of all investors.

U.S. District Court for the District of Wyoming: CS Diagnostics Corp. v. Wilson, Case No. 25-cv-213-SWS

On or about July 17, 2025, the Company became aware that a third party was soliciting the sale of MEDUSA while claiming ownership rights in the product. Shortly thereafter, a potential purchaser contacted the Company regarding these claims. To protect its interests, on September 10, 2025, the Company filed a civil action in the United States District Court for the District of Wyoming, captioned CS Diagnostics Corp. v. Wilson, Case No. 25-cv-213-SWS, seeking damages, restitution, declaratory judgment, a permanent injunction, and other equitable relief to enforce its rights under the Exclusive License and Distribution Agreement. The Defendant moved to dismiss, and the Wyoming court subsequently dismissed the action and directed the Company to pursue its claims in the Texas court, where related jurisdictional proceedings remain pending.

The Company cannot predict the outcome, duration, or timing of these matters, and no provision for loss has been recorded in its financial statements as of the date of this filing.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 15, 2025	CS Diagnostics Corp.

	By:	/s/Mohammad EsSayed
Mohammad EsSayed
Group CFO, VP

47	www.csdcorp.us

48	www.csdcorp.us

Condensed Consolidated Balance Sheets

CS DIAGNOSTICS CORP. CSDX
BALANCE SHEET
FOR THE PERIOD ENDED SEPTEMBER 30 2025

	September 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Assets
Current Assets
Cash	13	501
Other Receivables	31,000	-
Total Current Assets	$31,013	$501
Intangible Assets	499,400,000	499,400,000
Total Assets	$499,431,013	$499,400,501
Liabilities and Stockholders’ Deficit
Current Liabilities
Account Payables	1,609	1,428
Non-current liabilities		-
Total Liabilities	$1,609	$1,428
Shareholder's Equity / (Deficit)
Common stock, $0.00001 par value; 250,000,000 shares authorized,137,340,200 shares issued and outstanding as of September 30, 2025	1,373	1,373
Preferred stock Series A, $0.00001 par value;1,000,000 shares authorized, 10 shares issued and outstanding as of September 30, 2025	-	-
Preferred stock Series B, $0.00001 par value; 20,000,000 shares authorized, 19,992,575 shares issued and outstanding as of September 30, 2025	2,000	2,000
Preferred stock Series C, $0.00001 par value; 4,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2025	40	-
Additional paid-in capital	504,161,838	504,163,629
Accumulated deficit	(4,735,847)	(4,767,928)
Total Stockholders’ Equity /(Deficit)	$499,429,404	$499,399,073

Total Liabilities and Stockholders' Equity /(Deficit)	$499,431,013	$499,400,501

. The accompanying notes are an integral part of these financial statements

F-1	www.csdcorp.us

Condensed Consolidated Statement of Operations

STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED SEPTEMBER 30, 2025 (Unaudited)

	For The Three Months Ended September 30 2025	For The Three Months Ended September 30 2024	For The nine Months Ended September 30 2025	For The nine Months Ended September 30 2024

Revenue	23,050	7,964	94,200	106,381

Revenue	$23,050.00	$7,964.00	$94,200.00	$106,381.00

Operating Expenses
Professional Fee	23,162	7,358	39,695	92,622
Research & Development expenses	0		0
General & Administrative Expenses	70	70	22,424	311
Total Operating expenses	23,232	7,428	62,119	92,933

Income/loss) from Operations	$(182)	$536	$32,081	$13,448

Other Income / (Expense)	-
Debt Written off

Net Income / (loss)	$(182)	$536	$32,081	$13,448
Basic and diluted loss per share	0.00	0.00	0.00	0.00
basic and diluted loss weighted average shares	137,430,200	129,790,200	137,430,200	123,290,200

The accompanying notes are an integral part of these financial statements.

F-2	www.csdcorp.us

Condensed Consolidated Statement of Stockholders (Deficit)

CS DIAGNOSTICS CORP.
STATEMENT OF STOCKHOLDERS (DEFICIT)
FOR THE PERIOD ENDED SEPTEMBER 30, 2025

	Preferred Stock B		Preferred Stock C		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total

Balance, January 1, 2024	20,000,000	$2,000	$0	$0	110,790,200	$1,018	$504,173,122	$(4,798,689)	$499,407,451
Reversed Stock Split	-	-			-	-	-	-	-
Shares Issued/Converted	(1,325)	$0	$0	$0	26,500,000	$355	$(9,493)	-	$(9,138)
Net income (loss) for the year	-	-			-	-	-	$761	$761
Balance, December 31, 2024	19,998,675	$2,000	$0	$0	137,290,200	$1,373	$504,163,629	$(4,767,928)	$499,399,073

Balance, June 30, 2025	19,992,575	2,000	4,000,000	40	137,340,200	1,373	504,163,629	(4,735,665)	499,431,181
Shares Issued/Converted							$(1,751)		$(1,751)
Net income (loss) for the period ended September 30,2025								$(182)	$(182)
Shares Issued in acquisition of Assets
Balance, September 30, 2025	19,992,575	2,000	4,000,000	40	137,340,200	1,373	504,161,838	(4,735,847)	499,429,404

The accompanying notes are an integral part of these financial statements.

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Condensed Consolidated Statement of Cash Flows

CS DIAGNOSTICS CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED SEPTEMBER 30, 2025 (Unaudited)

	For the Nine Months Ended September 30
	2025	2024

Cash flows from operating activities

Net profit/ (loss)	32,081	4,885
Adjustment to reconcile net loss to net cash used in operating activities
Changes in assets and liabilities
Other Receivables	(31,000)	26,100
Account payables	(1,609)	893

Net cash used in operating activities	$(528)	$31,878

Cash flows from investing activities

Intangible Asset		(499,444,401)
Net cash provided by Investing activities		$(499,444,401)

Cash flows from financing activities

Additional Capital Paid Up		499,444,401
Series C Shares	40	-

Net cash provided by financing activities	$40	$499,444,401.00

Net increase /(decrease) in cash	(488)	31,878
Cash beginning of period	501	9,730
Cash end of period	$13	$41,608

The accompanying notes are an integral part of these financial statements.

F-4	www.csdcorp.us

CS Diagnostics, Corp.

Notes to the Financial Statements

September 30, 2025, and December 31, 2024

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

CS Diagnostics Corp., (the "Company") a Wyoming Corporation in the United State, CS Diagnostics Corp., is a United States based Corporation, its focus is on improving therapy results and reducing side effects. In addition, it offers international companies in the medical industry access to markets and the service of approval of medical products in Europe and the MENA regions. Furthermore, it develops its own products with the aim of maximizing patient benefit. We work hand in hand with universities, experts and experienced users as well as with our users, as well as with our own R&D team, in order to always offer the most innovative products in medical technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is deposited with major financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. There were no cash equivalents for the period ended March 31, 2024, and 2023

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1:    Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:    Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3:    Level 3 inputs are unobservable inputs.

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The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows: Accounts Receivable, and Accounts Payable. The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

The carrying amounts of Notes Payable approximate the fair value as the notes bear interest rates that are consistent with current market rates.

Income Taxes

We follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

We adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. For the period ended September 30, 2025 and 2024, the diluted loss per share is the same as the basic loss per shares as the inclusion of any potentially dilutive shares would result in anti- dilution due to the net loss incurred by the Company.

Recent Accounting Pronouncements

The Company has implemented all applicable accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has accumulated deficit of $(-4,735,847) on September 30, 2025. The continuation of the Company as a going concern through September 30, 2025, is dependent upon improving profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide additional cash to meet the Company’s obligations as they become due.

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The Company requires capital for its contemplated operational activities. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these uncertainties.

NOTE 4 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

Net deferred tax assets consist of the following components as of:

	September 30, 2025	December 31, 2024
Federal income tax benefit attributable to:
Current Operations	$—	$-
Less: valuation allowance	—	-
Net provision for Federal income taxes	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the fiscal years ending, due to the following:

	September 30, 2025	December 31, 2024
Deferred tax asset attributable to:
Net operating loss carryover	$—	$—
Less: valuation allowance	—	—
Net deferred tax asset	$—	$—

On September 30, 2025, the Company had net operating loss carry forwards of approximately $(4,735,847) that may be offset against future taxable income from the year 2022 to 2040. No tax benefit has been reported on September 30 2025, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2015.

NOTE 5 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has identified the following events to disclose in these financial statements.

F-7	www.csdcorp.us